Exhibit 10.1

EXECUTION VERSION

23 February 2018

THE SELLERS (AS DEFINED HEREIN)

and

THE PURCHASER (AS DEFINED HEREIN)

and

THE PURCHASER GUARANTOR (AS DEFINED HEREIN)

and

INTEROUTE COMMUNICATIONS HOLDINGS S.A.

AGREEMENT

for the sale and purchase of

Interoute Communications Holdings S.A.

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

I

II

Agreement dated 23 February 2018

Parties

(A)                               THE PERSONS whose names and addresses are set out in Schedule 1 (the Sellers);

(B)                               GTT AMERICAS, LLC, a Delaware corporation having its headquarters address at 7900 Tysons One Place, Suite 1450, McLean VA 22102 (the Purchaser); and

(C)                               GTT COMMUNICATIONS, INC., a Delaware corporation having its headquarters address at 7900 Tysons One Place, Suite 1450, McLean VA 22102 (the Purchaser Guarantor),

(each a Party in this Agreement and together, the Parties), and

(D)                               Interoute Communications Holdings S.A., a public limited liability company (société anonyme) having its registered office at 20, Rue de la Poste, L-2346 Luxembourg, registered with the Luxembourg register of commerce and companies under number B 109.435 (the Company).

Words and expressions used, and not otherwise defined, in this Agreement shall be interpreted in accordance with Schedule 8 (Definitions and Interpretation).

It is Agreed:

1.                                      Sale and Purchase

1.1                               Each Seller shall sell, and the Purchaser shall purchase, the full legal and beneficial title to the Shares set out opposite that Seller’s name in Schedule 1 free from all Third Party Rights with effect from Closing and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.  The sale and purchase of the Shares shall be on the terms and conditions set out in this Agreement.

1.2                               Each Seller irrevocably waives any right or restriction in respect of the transfer of the Shares hereunder or any of them conferred upon him or her under the Articles, the Shareholders’ Agreement or otherwise and undertakes to procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this Agreement.

2.                                      Price

2.1                               The aggregate consideration for all of the Shares shall be an amount equal to:

(a)                                 €874,506,758 in respect of the Ordinary Shares (the Ordinary Shares Equity Value); plus

(b)                                 €285,493,242 in respect of the Preference Shares (the Preference Shares Equity Value, being, together with the Ordinary Shares Equity Value, the Equity Value); plus

(c)                                  the Net Adjustment Amount; less

(d)                                 an amount equal to the Sellers’ Disclosed Transaction Costs,

(together being the Price) which shall be payable by the Purchaser to the Sellers on Closing.

2.2                               The Price shall be satisfied by the Purchaser by the payments in cash set out in and payable in accordance with clause 14 and Schedule 4.

2.3                               Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall so far as possible adjust the price paid for the relevant Shares to the extent of such payment.

3.                                      No Leakage Undertaking

3.1                               Each of the Sellers severally (but not jointly or jointly and severally) warrants and undertakes, in respect of itself only, to the Purchaser that since the Locked Box Accounts Date:

(a)                                 neither it nor any of its Related Persons has received or benefitted from any Leakage and neither it nor any of its Related Persons will receive or benefit from any Leakage in the Pre-Closing Period; and

(b)                                 no arrangement or agreement has been made or will in the Pre-Closing Period be made that has or will result in it or any of its Related Persons receiving or benefitting from any Leakage.

3.2                               Subject to clauses 3.3 and 3.4 below, and as the Purchaser’s sole and exclusive remedy for any breach of clause 3.1, each Seller shall severally (but not jointly or jointly and severally), following Closing, pay or procure payment in cash to the Purchaser on demand on a euro for euro basis:

(a)                                 in the case of Leakage falling within paragraph (a) of the definition of Leakage, a sum equal to the amount of such Leakage received by or on behalf of, or for the benefit of, that Seller or any of its Related Persons (as the case may be); or

(b)                                 in the case of Leakage falling with paragraph (b) of the definition of Leakage which is not attributable to a specific Seller, a sum equal to that Seller’s Relevant Proportion of that Leakage.

3.3                               For the purposes of clause 3.2 the amount of any Leakage shall:

(a)                                 not include any amount in respect of VAT which is recoverable by repayment or credit by a Target Company or by the representative member of any group for VAT purposes of which the relevant Target Company is a member; and

(b)                                 be calculated net of the net present value of any Relief or other Tax benefit available to a Target Company or the Purchaser as a result of the Leakage or the matter giving rise to it, provided that pursuing such Relief or other Tax benefit does not (in the opinion of the Purchaser, acting reasonably) damage the reputation of the Purchaser.

3.4                               The liability of the Sellers pursuant to this clause 3 (No Leakage Undertaking) shall terminate on the date falling six months after Closing unless prior to that date the Purchaser has notified the relevant Seller(s) in writing of a breach by the relevant Seller(s) of the undertakings set out in clause 3.1, setting out the amount and reasonable details of such Leakage together with reasonable evidence thereof, in which case, in relation to any relevant breaches so notified, that Seller shall remain liable until any relevant claims have been satisfied, settled or withdrawn.

3.5                               Subject to clause 3.6, the limitations set out in Schedule 6 (Limitations on Liability) (other than paragraph 3 of that Schedule) shall not apply to Claims under this clause 3. In addition, with respect to Claims under this clause 3, the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same liability, loss, cost or damage.

3.6                               Paragraph 9 of Schedule 6 (Limitations on Liability) shall apply to any claim under this clause 3 in relation to limb (a)(xii) (or limb (a)(xiii), to the extent it relates to limb (a)(xii)) of the definition of Leakage.

3.7                               If any Relief or other Tax benefit is actually received by a Target Company or the Purchaser within four years of the date of the relevant Leakage claim which has not been previously taken into account in the calculation of the Leakage to which it relates pursuant to clause 3.3(b) (an Unaccounted Relief or Benefit), provided that the Unaccounted Relief or Benefit arises solely as a result of the relevant Leakage or the matter giving rise to it, the Purchaser undertakes to pay, or to procure the payment of, in accordance with clause 14 an amount equal to such Unaccounted Relief or Benefit to the relevant Seller(s).

4.                                      Pre-Closing Undertakings

4.1                               From the date of this Agreement until the earlier of Closing or the termination of this Agreement, the Sellers and the Purchaser shall comply with their respective obligations set out in Schedule 3 (Conduct of the Target Companies pre-Closing).

4.2                               No later than three Business Days prior to Closing, a statement (the Closing Statement) shall be delivered by or on behalf of the Sellers to the Purchaser, setting out, in each case as at the Closing Date:

(a)                                 the Price;

(b)                                 the Adjustment Amount;

(c)                                  the Shareholder Debt Interest Adjustment Amount;

(d)                                 the Net Adjustment Amount;

(e)                                  the Reward Scheme Settlement Amount;

(f)                                   the Reward Scheme Tax Liabilities Amount;

(g)                                  the Share Plan Settlement Amount;

(h)                                 the Emasan Consultant Tax Liabilities Amount (specifying separately the Emasan Consultant Employer NIC Amount and the Emasan Consultant Tax Reimbursement Amount);

(i)                                     the amount and relevant payee for items of Sellers’ Disclosed Transaction Costs (including any VAT in respect thereof), including details of which Sellers’ Disclosed Transaction Costs have not been and will not be paid prior to Closing;

(j)                                    the amount of the Shareholder Debt (setting out both (i) the amount of principal and (ii) the aggregate amount of accrued but unpaid interest (the Shareholder Debt Interest Amount)); and

(k)                                 the amount of the Bank Pay-Off Amount (together with currency, payee and account details).

4.3                               The Majority Seller shall immediately prior to Closing:

(a)                                 purchase from the Emasan Consultants the beneficial interest in the Ordinary Shares which are the subject of the Emasan Consultant Nominee Arrangements (the Emasan Beneficial Ordinary Shares); and

(b)                                 procure the release of the Emasan Consultant Options in consideration for a cancellation payment,

(together the Emasan Options Cancellation and Beneficial Interest Acquisition) in accordance with arrangements entered into by the Majority Seller with the Emasan Consultants prior to the date of this Agreement.

4.4                               In the Pre-Closing Period, subject to applicable law, each Seller shall, so far as it is able through the exercise of any voting or contractual rights available to it, use reasonable endeavours to ensure that the Target Companies, the senior management of any Target Company and any relevant advisers of any Target Company provide, at the sole expense of the Purchaser, such customary and reasonable cooperation to the Purchaser and its Affiliates as the Purchaser may reasonably request in writing in connection with the arrangement of the Debt Financing (which Debt Financing shall for purposes of this clause 4.4 be deemed to include one or more offerings of customary “high yield” non-convertible debt securities to be issued or incurred in lieu of any bridge facility contemplated by the Debt Commitment Letters or pursuant to any market flex or security demand provisions in the related fee letter), including but not limited to, in so far as such requests relate to the business of the Target Companies:

(a)                                 assist in the preparation for and participate in a reasonable number of due diligence sessions with the Debt Financing Sources in each case in connection with the Debt Financing at reasonable times to be mutually agreed during Working Hours;

(b)                                 provide the audited consolidated balance sheets of the Company as of 31 December 2017 and 2016 and the related consolidated statements of income and cash flows of the Company for each of the three fiscal years ended 31 December 2017, together with the related audit reports, in the case of the fiscal years ended 31 December 2016 and 2017, prepared in accordance with international financial reporting standards as adopted by the European Union (EU IFRS) and, in the case of the fiscal year ended 31 December 2015, prepared in accordance with Luxembourg Generally Accepted Accounting Principles (Luxembourg GAAP) (such audited financial information, the Required Company Audited Financial Information);

(c)                                  provide the Company Financing Information;

(d)                                 assist the Purchaser and any Financing Source in the preparation of appropriate and customary offering documents and confidential information memoranda, lender and investor presentations, rating agency presentations, bank information memoranda or similar customary marketing material reasonably required in connection with the Debt Financing (and seeking to procure the delivery of any consents of accountants for use of their relevant reports);

(e)                                  provide reasonable and customary authorisation letters to any Financing Source authorising the distribution of information to any prospective financing sources;

(f)                                   assist the Purchaser in the preparation and provision of guarantees, obtaining any necessary intercreditor arrangements and the  granting and perfection of security that is required under definitive documentation of the Debt Financing;

(g)                                  at least three Business Days prior to the Closing Date, arrange for the provision of all documentation and other information about the Target Companies as is reasonably requested in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, so long as such information is requested at least ten Business Days prior to the Closing Date (it being understood that documentation and information shall be reasonably requested if it is required by law applicable to any Debt Financing Source and requested by it or otherwise customary standard documentation); provided that this shall not include any information relating to the direct beneficiaries of the Sandoz Family Foundation; and

(h)                                 assist the Purchaser in the preparation of any documentation required to address any financial assistance, corporate benefit or any similar issues that might arise in connection with the Proposed Transaction in any jurisdiction;

provided, however, that:

(a)                                 except with respect to information that is contained in (i) a preliminary and/or final offering memorandum referred to in this clause 4.4 and (ii) subject to clause 18.3, for the avoidance of doubt, any materials for rating agency presentations or “road shows”,  any information provided to any person pursuant to this clause 4.4 shall be provided on a confidential basis in accordance with clause 18 hereof and the confidentiality provisions of the Debt Commitment Letters; and

(b)                                 nothing herein shall require such cooperation to the extent it would:

(i)                                     interfere unreasonably with the Business or operations of any of the Target Companies;

(ii)                                  require any of the Target Companies to take any action that will conflict with or violate any Target Company’s organisational documents or any laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material contract to which any Target Company is a party;

(iii)                               require any Target Company to authorise prior to Closing any corporate action of any Target Company (including, without limitation, any such action which would only take effect after Closing), including requiring any Target Company or any persons who are directors of any Target Company to pass resolutions or consents to approve or authorize the execution of the Debt Financing;

(iv)                              require any Target Company to enter into definitive credit documentation in relation to any financing or purchase agreement for the Debt Financing, which definitive credit documentation would be effective prior to the Closing Date; or

(v)                                 result in any officer or director of any Target Company incurring any personal liability with respect to any matters relating to the Debt Financing.

4.5                               The Purchaser shall indemnify on an after Tax basis and hold harmless each Target Company, each director, officer, employee, adviser and representative of the Target Companies and the Sellers from and against any and all liabilities, losses, damages, claims, Costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any actions taken at the request of the Purchaser in accordance with clause 4.4) and in connection with any information (other than information furnished by or on behalf of any Target Company) utilised in connection therewith, in each case prior to the Closing Date, except to the extent such liabilities, losses, damages, claims, Costs, expenses, interests, awards, judgments and penalties arise out of or in connection with the fraud or fraudulent misrepresentation by that Seller or any of its Affiliates or by that Target Company or any director, officer, employee, adviser and representative of that Target Company.

4.6                               The Purchaser shall promptly upon written request by the Company, reimburse the Target Companies for reasonable out-of-pocket costs and expenses (including VAT) incurred by them in connection with any actions taken at the written request of the Purchaser pursuant to clause 4.4, other than any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing.

4.7                               The Company hereby consents to the reasonable and customary use of the Target Companies’ relevant names, marks and logos in connection with the Debt Financing; provided, that such names, marks and logos are used solely in good faith in accordance with the relevant Target Company’s brand guidelines and is not intended or not reasonably likely to harm, disparage or otherwise adversely affect any of the Target Companies or the reputation and goodwill of any of the Target Companies.  The Purchaser hereby agrees that any products, materials or other items (regardless of the form or media) that in each case are used for the Debt Financing and that bear the Target Companies’ names, marks and logos shall include, as applicable, ® or ™ as is customary or required under applicable Law or as otherwise requested by the Sellers or the Company.

5.                                      Conditions to Closing

Antitrust

5.1                               Closing shall be conditional on the following Conditions having been fulfilled or waived in writing in accordance with the terms of this Agreement:

(a)                                 the competent merger control authorities of Germany have granted (or are deemed to have granted) their consent, approval, clearance, confirmation or licence under the applicable merger control laws;

(b)                                 (i) Approval of the French Minister of Economy under the French foreign investment regime (Art. L. 151-3 of the French Monetary and Financial Code) having been granted either unconditionally or subject to conditions or obligations on the Purchaser or a Target Company; or (ii) the expiry of the applicable waiting period which is deemed to give rise to an implicit approval from the French Minister of the Economy under Article R 153-8 of the French Monetary and Financial Code, as the case may be; or (iii) the issuance by the French Minister of the Economy, pursuant to Article R. 153-7 of the French Monetary and Financial Code, of an opinion certifying that the contemplated transaction is not subject to foreign investments control.

(c)                                  German Foreign Direct Investment Clearance in terms of Art. 55 et seqq. of the German Foreign Trade and Payment Ordinance (Außenwirtschaftsverordnung (AWV)), i.e.: (i) approval of the Proposed Transaction contemplated herein or issuance of a certificate of non-objection (Unbedenklichkeitsbescheinigung) according to section 58 para. 1 AWV by the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie (BMWi); or (ii) lapsing of the maximum response period as provided by section 58 para. 2 AWV, unless the BMWi has during this period commenced examination proceedings pursuant to section 55 AWV; or (iii) the BMWi has not prohibited the Proposed Transaction or issued binding governmental orders (Anordnungen erlassen) in relation to the Proposed Transaction pursuant to section 59 para 1 AWV within the four (4) months maximum response period from receipt of the complete documentation according to section 57 AWV, or, in case the BMWi enters into negotiations with Purchaser and Sellers pursuant to section 59 para 2 AWV, within the extended time period under section 59 para 2 AWV; or (iv) the BMWi has issued binding governmental orders (Anordnungen) in relation to the Proposed Transaction (without prohibiting it) within four (4) months from receipt of the complete documentation (or within the time period extended by negotiations) pursuant to section 59 para 1 sentence 1 AWV.

(d)                                 Alternatively, in case the BMWi takes the view that the Proposed Transaction falls under the scope of Art. 60 et seqq AWV, German Foreign Direct Investment Clearance means: (i) approval of the Proposed Transaction contemplated herein; or (ii) lapsing of the maximum response period as provided by section 61 sentence 2 AWV, unless the BMWi has during this period commenced examination proceedings pursuant to section 60 AWV, or (iii) the BMWi has issued binding governmental orders (Anordnungen) in relation to the Transaction (without prohibiting it) pursuant to section 62 AWV (together with clause 5.1(c) above, the German Regulatory Condition).

(e)                                  (i) Approval of the Italian Government under Law Decree no. 21/2012, converted into Law no. 56/2012, as subsequently integrated and amended (the ‘Golden Powers’ legislation); or (ii) the expiry of the applicable waiting period which is deemed to give rise to an implicit approval from the Italian Government under Law Decree no. 21/2012, converted into Law no. 56/2012, as subsequently integrated and amended, as the case may be.

5.2                               The Purchaser shall, at its own cost, use its best endeavours to ensure that the Conditions are fulfilled promptly after the date of this Agreement.  The Purchaser shall take all steps necessary to obtain all clearances, consents or approvals of any Governmental Entity, in each case which are required in connection with, or in order to satisfy the Conditions, including that the Purchaser shall for this purpose:

(a)                                 provide promptly all information which is requested or required by any such Governmental Entity;

(b)                                 promptly (but in any case within one Business Day) notify the Sellers (and provide copies or, in the case of non-written communications,

details) of any material communications with or from any such Governmental Entity relating to any such clearance, consent, approval or action;

(c)                                  communicate with any such Governmental Entity on material issues only after prior consultation with the Sellers or their advisers (and taking into account any reasonable comments and requests of the Sellers and their advisers) and provide the Sellers and their advisers with copies of all such submissions, notifications, filings and other communications in the form submitted or sent, provided that competitively sensitive information is only shared with the Parties’ advisers;

(d)                                 (without limiting (c) above) provide the Sellers and their advisers with a final draft of all submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow the Sellers and their advisers a reasonable opportunity to provide comments and for the Purchaser to take account of any reasonable comments of the Sellers and their advisers on such drafts prior to their submission;

(e)                                  where permitted by the relevant Governmental Entity, allow persons nominated by the Sellers and their advisers to attend all meetings and participate in all material telephone or other conversations with the Governmental Entity and to make oral submissions at the meetings or in telephone or other conversations, provided that such oral submissions are in accordance with and do not deviate from the approach being taken by the Purchaser in respect of its dealings with the Governmental Entity;

(f)                                   regularly review with the Sellers the progress of any communications, notifications or filings (including, where necessary, seeking to identify appropriate conditions and/or commitments or similar measures to address any concerns identified by any Governmental Entity) and discuss with the Sellers the scope, timing and tactics of any such conditions and/or commitments or similar measures with a view to obtaining the relevant clearance, consent, approval or action from any Governmental Entity at the earliest reasonable opportunity; and

(g)                                  submit all appropriate submissions, notifications and filings, in consultation with the Sellers to the relevant Governmental Entity as soon as reasonably practicable and, in any event, by such date that is the earliest of (i) 20 Business Days following the date of this Agreement and (ii) 10 Business Days following the provision by the Sellers and/or the Company of all information reasonably requested by the Purchaser or its advisers for the purposes of such submissions.

5.3                               The Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, make any filing with any Governmental Entity in relation to the Proposed Transaction which is not required solely in order to fulfil a Condition without obtaining the prior written consent of the Sellers to the making of it and to its form and content. All costs and expenses associated with the satisfying of the Conditions shall be borne solely by the Purchaser.

5.4                               Subject to clause 5.5, the Sellers and the Company shall, so far as they are reasonably able, and to the extent legally permissible, provide the Purchaser and any Governmental Entity with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to (i) any such Governmental Entity that are required to fulfil a Condition; (ii) the UK Competition & Markets Authority; and (iii) the US Federal Communications Commission with respect to the International Section 214 Authorizations held by Interoute Communications Limited.

5.5                               Each Seller shall be entitled to keep confidential and shall not be obliged to disclose to the Purchaser or any of its advisers any confidential, commercially sensitive or financial information regarding such Seller and any of its Affiliates, provided that each Seller shall be required to disclose such information where it is necessary to do so (and only to the extent necessary) in order to ensure that the Conditions, and any notifications required in connection with satisfaction of the Conditions, are fulfilled, in which case such information shall be disclosed directly to the relevant Governmental Entity or on a confidential, counsel-to-counsel basis only.

5.6                               The Purchaser undertakes that it will not, and shall procure that no member of the Purchaser’s Group shall, either alone or acting in concert with others:

(a)                                 acquire or offer to acquire (or cause another person acting on its behalf to acquire or offer to acquire); or

(b)                                 execute definitive transaction documentation (or cause another person acting on its behalf to execute definitive transaction documentation) that, if carried into effect, would result in the acquisition of, a business that competes with the business of a Target Company or any other business the acquisition of which might reasonably be expected to prejudice or delay the satisfaction of any of the Conditions.

5.7                               The Purchaser shall notify the Sellers promptly (but in any event within two Business Days) upon becoming aware that:

(a)                                 circumstances have arisen that could result in any of the Conditions not being satisfied prior to the Longstop Date (as defined below) together with such details of the relevant circumstances as are in the Purchaser’s possession at the relevant time; or

(b)                                 any of the Conditions have been fulfilled.

5.8                               The later to occur of (a) 15 April 2018 and (b) the later to occur of (i) the first Business Day following the date on which all Conditions have been fulfilled and (ii) the first Business Day after ten consecutive Business Days following the date on which the Company delivered to the Purchaser the Required Company Audited Financial Information is the Unconditional Date. The Parties acknowledge that only the delivery of the Required Company Audited Financial Information (and no other information or assistance which the

Sellers may be obliged to provide to the Purchaser pursuant to clause 4.4 of this Agreement) shall be relevant to limb (b)(ii) in this clause.

5.9                               If it becomes reasonably apparent to the Purchaser (who shall inform the Sellers of this fact together with any other relevant details) or to any Seller (who shall inform the Purchaser and the other Seller of this fact together with any other relevant details) that any Governmental Entity will only clear, consent to or approve the Proposed Transaction in phase I under the Regulation or at an equivalent phase under other applicable competition laws and regulations, subject to any conditions, undertakings and/or commitments or similar measures, the Purchaser or any member of the Purchaser Group shall:

(a)                                 offer sufficient conditions, undertakings and/or commitments or similar measures to the relevant Governmental Entity to obtain clearance, consent or approval relating in any manner whatsoever to:

(i)                                     any undertaking, or any business, activities or assets of any undertaking, that is controlled (for the purposes of Articles 3(3) and 3(4) of the Regulation) by the Purchaser or any member of the Purchaser Group; or

(ii)                                  any Target Company, or any business, activities or assets of any Target Company; or

(b)                                 if the offer made under clause 5.9(a) to the relevant Governmental Entity is not sufficient to satisfy that Governmental Entity, the Purchaser shall make such further or better offers (and not withdraw such offers) to restructure or divest any or all undertakings, businesses, activities or assets or any other (behavioural) measure as the relevant Governmental Entity deems appropriate.

5.10                        If, on the date falling five calendar months after the date of this Agreement (the Longstop Date), all of the Conditions other than the German Regulatory Condition have been fulfilled, other than where the German Regulatory Condition has not been fulfilled as a result of a breach by the Purchaser of its obligations under this clause 5, then the Longstop Date shall be automatically extended by 20 calendar days (or such other period as the Sellers and the Purchaser may agree in writing). The Sellers and the Purchaser may extend the Longstop Date in other circumstances by agreement in writing.

5.11                        Without prejudice to the wider provisions of this Agreement, if the Unconditional Date has not occurred on or before the Longstop Date (if applicable, as extended in accordance with clause 5.10), this Agreement shall terminate other than in respect of the Surviving Provisions.  In such event, no Party (nor any of its Affiliates) shall have any claim under the Transaction Documents of any nature whatsoever against any other Party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination (including, for the avoidance of doubt, with respect to any breach of this Agreement occurring before termination) or under any of the Surviving Provisions.

6.                                      Closing

6.1                               Closing shall take place at the London offices of Freshfields Bruckhaus Deringer LLP on the fifth Business Day after the Unconditional Date, or such other date and/or location as the Sellers and the Purchaser may agree in writing.

6.2                               Neither the Sellers nor the Purchaser shall be obliged to complete the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.

6.3                               At Closing, the Purchaser shall procure the repayment of the Shareholder Debt in accordance with Schedule 4. Subject to receipt in full by the Sellers of the Shareholder Debt in accordance with Schedule 4, the Sellers hereby irrevocably waive any further claims that they may have in relation to the Shareholder Debt.

6.4                               At Closing each of the Parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party in Schedule 4 (Closing Arrangements), unless, in the case of any item set out in:

(a)                                 Part B of Schedule 4, the Sellers waive such item in writing; or

(b)                                 Part A of Schedule 4, the Purchaser waives such item in writing.

6.5                               If the Purchaser or any Seller (the Defaulting Party) fails to comply with any of its respective Material Closing Obligations, then the Sellers (in the event the Defaulting Party is the Purchaser) or the Purchaser (in the event the Defaulting Party is a Seller) may (in addition to and without prejudice to all its other rights and remedies) by written notice to the Defaulting Party on or before the date Closing would otherwise have taken place:

(a)                                 proceed to Closing so far as practicable having regard to the defaults which have occurred (and without limiting its rights under this Agreement);

(b)                                 notify the Party in default of a new date for Closing (being not more than 10 Business Days after the original date for Closing) in which case the provisions of this clause 6 (Closing) (other than this clause 6.5) and Schedule 4 (Closing Arrangements) shall apply to Closing as so deferred but on the basis that such deferral may only occur once; or

(c)                                  terminate this Agreement (subject to clause 6.9 and other than the Surviving Provisions) by notice in writing to the other Parties,

it being understood that the right to terminate this Agreement under clause 6.5(c) shall not be available to any party who at such time is in breach of any of its Material Closing Obligations.

6.6                               For the purposes of clause 6.5, Material Closing Obligations shall mean:

(a)                                 in the case of the Purchaser, the obligations set out in paragraphs (b), (c) and (d) of Part B of Schedule 4;

(b)                                 in the case of the Sellers, the obligations set out in paragraph  1(a) of Part A of Schedule 4; and

(c)                                  in the case of the Majority Seller, the obligations set out in paragraph 3(a) of Part A of Schedule 4;

6.7                               If a Defaulting Party complies with all its Material Closing Obligations, but fails to comply with any obligation in Schedule 4 (Closing Arrangements) that is not a Material Closing Obligation, then the Sellers (in the event the Defaulting Party is the Purchaser) or the Purchaser (in the event the Defaulting Party is a Seller) shall be required to proceed to Closing and, to the extent that any such obligation is not complied with at Closing, the Defaulting Party shall (without affecting any other rights and remedies available to any other Party) ensure that such obligation is fulfilled as soon as practicable following Closing.

6.8                               If, in accordance with clause 6.5(b), Closing is deferred and at such deferred Closing a Party fails to comply with its Material Closing Obligation, the non-defaulting Parties shall have the right to terminate this Agreement and no Party nor any of its Affiliates shall have any claim under this Agreement of any nature against any other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination (including, for the avoidance of doubt with respect to any breach of this Agreement occurring before termination) or under any of the Surviving Provisions).

6.9                               If this Agreement terminates in accordance with clause 6.5(c), save for the Surviving Provisions, all of the provisions of this Agreement shall lapse and cease to have effect (provided that neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation).

6.10                        The Sellers undertake to the Company and the Purchaser to:

(a)                                 acquire all issued and outstanding A Beneficiary Shares, B Beneficiary Shares and C Beneficiary Shares in accordance with the rules of the Restricted Share Plan and the Articles and at no cost to the Purchaser or (save as provided for in the Articles) to the Target Companies;

(b)                                 procure, so far as each Seller is able through the exercise of any voting or contractual rights available to it, that all steps taken in connection with clause 6.10(a) are carried out subject to and in accordance with the Articles and the rules of the Restricted Share Plan, including without limitation procuring a written determination from an Independent Valuer (as defined in the Articles) in accordance with Article 10 of the Articles, and provide a copy of such written determination to the Purchaser promptly following its delivery to the Company; and

(c)                                  procure, so far as each Seller is able through the exercise of any voting or contractual rights available to it, that all necessary resolutions of the board of directors of the Company are passed in order to:

(i)                                     substitute the “First Purchase Date” (as defined in the Articles) for the “Second Purchase Date” (as defined in Article 9A.7(m)(v) of the Articles), so that references to the “Second Purchase Date” in the Articles are deemed to be references to the “First Purchase Date”; and

(ii)                                  authorise the purchase of the A Beneficiary Shares, B Beneficiary Shares and C Beneficiary Shares by the Sellers in accordance with the Articles and pursuant to this clause 6.10,

(together, the Beneficiary Shares Resolutions); and

(d)                                 procure, so far as each Seller is able through the exercise of any voting or contractual rights available to it, that the board of directors of the Company gives notice of the resolution described in clause 6.10(c)(i) above in accordance with the Articles (the Beneficiary Shares Notice).

6.11                        The Sellers shall be entitled to direct the Purchaser to pay directly to the Trustee such portion of the Price as is equal to the Share Plan Settlement Amount in good discharge of the Purchaser’s obligation under clause 2.1 to pay such portion of the Price to the Sellers. If the Sellers do not so direct, the Sellers shall pay (or procure the payment of) such amount as is required to acquire all issued and outstanding A Beneficiary Shares, B Beneficiary Shares and C Beneficiary Shares in accordance with clause 6.10(a).

6.12                        Each Seller hereby agrees to pay to the Purchaser (or procure the payment to the Purchaser of) an amount equal to its Relevant Proportion of the Reward Scheme Settlement Amount and the Majority Seller hereby agrees to pay to (or procure the payment to) the Purchaser an amount equal to the Emasan Consultant Tax Liabilities Amount, to the extent that it consists of employer’s National Insurance contributions (the Emasan Consultant Employer NIC Amount).

6.13                        The Parties agree that the relevant Sellers’ obligations to pay or procure the payment of their Relevant Proportion of the Reward Scheme Settlement Amount and, in the case of the Majority Seller, the Emasan Consultant Employer NIC Amount on Closing pursuant to clause 6.11 shall be set off against the Purchaser’s obligation to pay a corresponding amount of that portion of the Price payable by the Purchaser to the Sellers under clause 2.1, so that payment of the net amount by the Purchaser shall constitute good discharge of the Purchaser’s obligation to pay the Price pursuant to clause 2.1.

6.14                        The Purchaser shall procure that there is transferred to the Company (or as the Company may direct) at Closing (by way of loan or otherwise as the Purchaser may direct) an amount equal to the aggregate of the Reward Scheme Settlement Amount and the Emasan Consultant Employer NIC Amount.

6.15                        The Majority Seller, acting as agent for the Emasan Consultants, hereby agrees to pay to the Company (on behalf of each Target Company which is liable, or liable to account, for Tax to which the Emasan Consultant Tax Reimbursement Amount (as defined below) is referable) an amount equal to the Emasan Consultant Tax Liabilities Amount (except to the extent that it consists of employer’s National Insurance contributions) (the Emasan Consultant Tax Reimbursement Amount), by way of reimbursement of the relevant Target Company in respect of the liabilities for Tax to which that amount relates, and hereby directs the Purchaser to deduct from the payment of the Price and (as agent for the Majority Seller in its capacity as agent for the Emasan Consultants) to pay an amount equal to the Emasan Consultant Tax Reimbursement Amount to the Company (on behalf of each such Target Company) in full and final discharge of the Majority Seller’s obligation to pay that amount to the Company (on behalf of each such Target Company) under this clause 6.15.

6.16                        After Closing, the Purchaser shall comply with the obligations set out in Part D of Schedule 4.

6.17                        The Seller Warranties and all other provisions of this Agreement and the Transaction Documents, to the extent that they have not been performed by Closing, shall not be extinguished or affected by Closing or by any other event or matter except by a specific and duly authorised written waiver or release by:

(a)                                 in the case of any right of the Purchaser or any Seller Obligation, the Purchaser;

(b)                                 in the case of any Purchaser Obligation, the Sellers; or

(c)                                  in the case of any right of a Seller, such Seller.

6.18                        Each Seller confirms to the Purchaser that it has no claim of any kind, as at the date of this Agreement, against any Target Company and/or any of its officers, employees or consultants (including, without limitation, for breach of any Shareholder Arrangement) and it is not aware of any fact, matter, event or circumstance which is reasonably likely to give rise to any such claim.

7.                                      No Rights of Rescission or Termination

Other than in accordance with clauses 5.11, 6.5(c) or 6.8, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing).  This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

8.                                      Seller Warranties

8.1                               The Sellers warrant to the Purchaser as at the date of this Agreement in the terms of the Seller Warranties.  The Seller Warranties are given subject to the limitations set out in Schedule 6 (Limitations on Liability).

8.2                               None of the limitations in Schedule 6 (Limitations on Liability) shall have the effect of limiting or reducing any liability of either Seller in respect of a Claim arising as a result of fraud or fraudulent misrepresentation by such Seller.

8.3                               The Seller Warranties are given by each Seller severally (but not jointly or jointly and severally) and only in relation to itself.

8.4                               Each of the Seller Warranties shall be construed separately and independently.

8.5                               The Seller Warranties shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in those Seller Warranties to the date of this Agreement were references to the Closing Date.

8.6                               The Purchaser acknowledges and agrees that, except as provided under the Transaction Documents, no other statement, promise or forecast made by or on behalf of any Seller or its Affiliates or any Target Company may form the basis of any claim by the Purchaser or any other member of the Purchaser Group. In particular, no Seller or Target Company makes any representation or warranty, except as provided under the Transaction Documents, as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, any member of the Purchaser Group or to its or their advisers prior to the date of this Agreement (including in any documents contained in the Data Room).

8.7                               None of the Seller Warranties shall survive Closing.

8.8                               Except in the case of fraud and as against any individual or entity who has acted fraudulently, the Purchaser agrees and undertakes with the Sellers that, other than pursuant to the terms of any Transaction Document, neither it nor any other member of the Purchaser Group has any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of: (i) any Target Companies or (ii) any Seller or any of its Affiliates on whom the Purchaser may have relied before agreeing to any term of this Agreement or any other Transaction Document or before entering into this Agreement or any other Transaction Document.

9.                                      Purchaser Warranties

9.1                               The Purchaser warrants to the Sellers as at the date of this Agreement in the terms of the warranties set out in Schedule 7 (Purchaser Warranties).

9.2                               The Purchaser’s warranties set out in Schedule 7 shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in such warranties to the date of this Agreement were references to the Closing Date.

10.                               Purchaser Undertakings

10.1                        The Purchaser undertakes prior to Closing not to agree: (a) to change, amend, assign or otherwise modify or terminate the Debt Commitment Letter or Equity Commitment Documentation, provided that the Purchaser may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunner or similar entities that have not executed the Debt Commitment Letter as of the date hereof without the prior written consent of the Sellers and/or to make other amendments to the Debt Commitment Letter and Equity Commitment Documentation that would not result in the reduction of the aggregate amount of the Debt Financing or Equity Financing, as the case may be, impose new or additional conditions or otherwise expand or adversely amend any conditions to the Debt Financing or Equity Financing, prevent or materially delay Closing, adversely impact the likelihood of the Debt Financing or Equity

Financing, or adversely impact the ability of the Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or Equity Commitment Documentation or the ability of the Purchaser to timely consummate the transactions contemplated thereby; (b) to the waiver of any rights thereunder; or (c) to the cancellation or reduction of any commitments thereunder, without the prior written consent of the Sellers, or to use the Closing Funds for any purpose other than for the financing of its obligations as contemplated in this Agreement.

10.2                        The Purchaser will prior to Closing keep the Sellers fully informed of material developments in respect of the debt and equity financing related to the Proposed Transaction and shall give the Sellers prompt written notice of:

(a)                                 any breach or default by any party to the Debt Commitment Letter or the Equity Commitment Documentation (or any circumstances which could give rise to such breach or default) of which the Purchaser becomes aware; and

(b)                                 the receipt of any written notice or other written communication from any debt or equity financing source with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Equity Commitment Documentation or any definitive document related to the debt or equity financing or any dispute or disagreement between or among any parties to the Debt Commitment Letter or the Equity Commitment Documentation.

10.3                        The Purchaser will (and shall procure that each other member of the Purchaser Group that is party to the Debt Commitment Letter and the Equity Commitment Documentation will) comply with all its rights and obligations under the Debt Commitment Letter and the Equity Commitment Documentation and undertakes to the Sellers that it will:

(a)                                 take all actions required to draw down the Closing Funds enabling it to make all payments due to be made pursuant to clause 2 and Schedule 4; and

(b)                                 not, and will procure that no other member of the Purchaser Group shall, take any action or fail to take any action which might:

(i)                                     result in the Closing Funds or any part of the Closing Funds not being available when required; or

(ii)                                  prejudice the ability of the Purchaser to draw down the Closing Funds in order to comply with its obligations under this Agreement.

10.4                        In the event any of the Closing Funds are funded in advance of the Closing Date, the Purchaser, or its applicable Affiliate, shall keep and maintain at all times prior to the Closing Date the Closing Funds available for the purpose of funding the Price and other amounts payable in cash at Closing as set forth in this Agreement and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Third Party Rights other than (a) Third Party Rights granted pursuant to or in connection with the Purchaser’s existing credit agreement and related documents, as in effect as of the date hereof which are not subject to control agreements, and (b) bankers’ Third Party Rights, rights of setoff and other similar Third Party Rights granted in the ordinary course of business in favour of the bank or banks with which such funds are deposited or maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that if the terms of the debt or equity financing requires the proceeds of such financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds are no more onerous (taken as a whole) than the conditions to funding the amounts committed under the Debt Commitment Letter and the Equity Commitment Documentation.

10.5                        The Purchaser will, in preparing the Debt Financing, engage PricewaterhouseCoopers LLP to prepare an audit report under U.S. Generally Accepted Auditing Standards for the Required Company Audited Financial Information.

11.                               Information, Records and Assistance Post-Closing

11.1                        The Purchaser acknowledges that the Sellers and/or their Affiliates may need access, from time to time, after Closing to certain accounting, regulatory and Tax records and information held by the Target Companies to the extent such records and information pertain to events occurring prior to Closing and agrees that the Purchaser shall, and shall cause the Target Companies to:

(a)                                 properly retain and maintain such records (in the form such records are held at Closing or in substantially similar form) until the earlier of the date that is seven years after Closing and such time as the Purchaser and the Sellers agree that such retention and maintenance is no longer necessary; and

(b)                                 allow each Seller and, where applicable, their respective officers, employees, agents, auditors, professional advisers and representatives to inspect, review and make copies of such records as such Seller may deem necessary or appropriate from time to time, during Working Hours and at the expense of such Seller (as applicable).

11.2                        Following Closing:

(a)                                 notwithstanding the obligations of paragraph 9 of Schedule 6, the Purchaser shall or the relevant member of the Purchaser Group shall (subject to the Purchaser or the relevant member of the Purchaser Group being indemnified against all reasonable costs and expenses incurred) give such assistance to any Seller and its Affiliates as the relevant Seller may reasonably request in writing in connection with such Seller’s preparation for and participation in any third party proceedings against such Seller to the extent that such third party proceedings relate to the Target Companies or the business carried on by the Target Companies at or prior to Closing, including proceedings relating to employees’ claims or Taxation, provided that neither the Purchaser nor any other member of the Purchaser Group (which shall, for the avoidance of doubt, include from Closing the Target Companies) shall be required to take any action or refrain from taking any action which would be materially prejudicial to the commercial interests and/or goodwill and/or reputation of the business of the Purchaser Group taken as a whole, as reasonably determined in good faith by the Purchaser; and

(b)                                 each Seller shall promptly give to the Purchaser all written notices, correspondence, information or enquiries received by it in relation to the Target Companies.

11.3                        Each Seller undertakes in respect of itself only that it shall irrevocably and unconditionally waive, or procure the waiver of, any right or claim which it or any of its Affiliates may have against any Target Company or any person who was prior to Closing a director, manager, officer, employee, agent or professional adviser of any Target Company (a Covered Person) on whom that Seller may have relied in connection with the negotiation and preparation of the Transaction Documents and that any such right or claim shall not constitute a defence to any claim under this Agreement.

11.4                        Following Closing, the Purchaser shall ensure that any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Target Company of which a Covered Person was an employee, officer or director immediately prior to Closing are not amended, repealed or modified in any manner that would affect adversely the rights of any Covered Person.

11.5                        For six years from Closing, the Purchaser shall ensure that each Target Company maintains in force such “run-off” directors’ and officers’ liability insurance policies as will enable each Covered Person to make claims arising out of any matter, cause or event occurring on or before Closing (a Pre-Closing Event) under those policies on terms and conditions that are, in every respect, no less advantageous to the Covered Person than the directors’ and officers’ liability insurance policies maintained by the Target Companies as at the date of this Agreement subject to an aggregate premium of 350% of the annual premium payable in the 12 months prior to the date of this Agreement.

11.6                        Subject to any rights the Purchaser has under any Transaction Documents, the Purchaser shall:

(a)                                 (and shall ensure that each Target Company shall), from and after Closing and to the fullest extent permitted in accordance with applicable laws, waive, release and discharge each Covered Person from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Closing Event which each Target Company has or may at any time have had against any Covered Person; and

(b)                                 ensure that each Target Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Closing Event against any Covered Person.

11.7                        The provisions of clauses 11.1 to 11.6 (inclusive) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Person may have at law, by contract or otherwise.

12.                               Restrictions on the Sellers

12.1                        Each Seller undertakes with the Purchaser and the Target Companies that it shall not, and it shall procure that each of its Affiliates will not, in any Relevant Capacity directly or indirectly during the Restricted Period:

(a)                                 solicit or seek to solicit or entice away any person who is at Closing and/or who has within the year prior to the Closing Date been a customer of any Target Company; or

(b)                                 induce or seek to induce any Management Warrantor to become employed whether as employee, consultant or otherwise by the Seller or any Affiliate of the Seller or employ or engage any Management Warrantor (other than a Management Warrantor who is no longer employed by a Target Company). The placing of an advertisement of a post available to the public generally and the hiring of a person who responds to such an advertisement or the recruitment of a person through an employment agency that has not been the subject of a targeted recruitment effort shall not constitute a breach of this clause 12.

12.2                        Each Seller agrees that the restrictions contained in this clause 12 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Target Companies but, if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, then such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

12.3                        The following terms shall have the following meanings respectively in this clause 12:

(a)                                 Relevant Capacity means for its own account or for that of, or to assist, any person, firm or company (other than the Purchaser or the Target Companies) or as principal, partner, director, employee, consultant or agent; and

(b)                                 Restricted Period means 24 months commencing on Closing or such shorter period of time recognised by applicable law as being binding on each Seller.

13.                               Termination of Shareholders’ Agreement

13.1                        The Sellers and the Company hereby agree that with effect from immediately following (and conditional upon) Closing:

(a)                                 the Shareholders’ Agreement will (pursuant to this clause 13.1) terminate and shall be of no further force and effect;

(b)                                 each of them fully and irrevocably releases and discharges the others from all of their respective obligations, claims and liabilities whether at law or in equity, past, present or future, direct or indirect, foreseen or unforeseen, contingent or actual, or incurred jointly or with any other person, in each case arising or capable of arising out of or in connection with the Shareholders’ Agreement or the termination of the Shareholders’ Agreement; and

(c)                                  each of them fully and irrevocably waives any and all claims and rights which it has or may have under or in connection with the Shareholders’ Agreement, whether in relation to past, present or future circumstances, and regardless of whether it presently knows or could know of the grounds or legal basis for any such claim or right.

14.                               Payments

14.1                        Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) to:

(a)                                 any Seller, shall be made to the Sellers’ Account; and

(b)                                 the Company, shall be made to the Company’s Bank Account.

14.2                        Any payment to be made pursuant to this Agreement by the Sellers (or any of them) to the Purchaser shall be made to the Purchaser’s Bank Account.

14.3                        Payments under clauses 14.1 and 14.2 shall be in immediately available funds by electronic transfer on the due date for payment.  Receipt of the amount due shall be an effective discharge of the relevant payment obligation and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

14.4                        If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

15.                               Purchaser Guarantor

15.1                        In consideration of the Sellers entering into this Agreement, the Purchaser Guarantor unconditionally and irrevocably guarantees to each Seller and to each of its Affiliates as a continuing obligation that the Purchaser will comply properly and punctually with its obligations under this Agreement and each Transaction Document (including any liability to pay damages, agreed or otherwise under this Agreement or any Transaction Document) (the Purchaser Guaranteed Obligations).

15.2                        The Purchaser Guarantor’s liability under clause 15.1 shall not be discharged or impaired by:

(a)                                 any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)                                 any release of, or granting of time or other indulgence to, the Purchaser or any third party;

(c)                                  any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by any Seller in relation to any such event); or

(d)                                 any other act, event, neglect or omission (whether or not known to the Purchaser, the relevant Seller or the Purchaser Guarantor) which would or might (but for this clause) operate to impair or discharge the Purchaser Guarantor’s liability or afford the Purchaser Guarantor or the Purchaser any legal or equitable defence.

15.3                        The Purchaser Guarantor’s obligations under this clause 15 shall be in addition to any rights that each Seller may have under any other agreement or security in relation to this Agreement or the Purchaser Guaranteed Obligations. Each Seller may enforce its rights against the Purchaser Guarantor without first having recourse to any other such agreement or security or exercising any rights or remedies against the Purchaser.

15.4                        Without prejudice to the rights of each Seller against the Purchaser, the Purchaser Guarantor shall be a primary obligor and shall be deemed a principal debtor in respect of its obligations under this Agreement and not a surety.

15.5                        Until all of the Purchaser Guaranteed Obligations have been unconditionally and irrevocably discharged, the Purchaser Guarantor agrees that:

(a)                                 it will not make demand for the payment of any sum from the Purchaser connected with or in relation to the sum demanded by any Seller or claim any set-off or counterclaim against the Purchaser;

(b)                                 if the Purchaser is bankrupt, insolvent or in liquidation, the Purchaser Guarantor will not prove in any such bankruptcy, insolvency or liquidation in competition with a Seller; and

(c)                                  any security taken by the Purchaser Guarantor from the Purchaser in consideration of this guarantee and any money received by the Purchaser Guarantor by proving in the bankruptcy, insolvency or liquidation of the Purchaser shall be held in trust absolutely for the

Sellers in respect of the obligations of the Purchaser Guarantor under this clause 15.

15.6                        In consideration of each Seller entering into this Agreement as a separate, additional continuing and primary obligation, the Purchaser Guarantor undertakes to indemnify each Seller and each of its Affiliates against any Costs suffered or incurred by any of them as a result of their enforcement of this clause 15 following the Purchaser’s failure to comply properly and punctually with its obligations under this Agreement or any Transaction Document.

15.7                        Any payment made by the Purchaser Guarantor under this clause 15 shall be made on an after Tax basis, which shall leave the recipient in the same position it would have been in had the payment been made by the Purchaser.

16.                               Costs

16.1                        Subject to clause 16.2 and except as otherwise provided in this Agreement (or any other Transaction Document), each Party shall each be responsible for its own Costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

16.2                        The Purchaser or its Affiliates shall bear all fees relating to satisfying the Conditions, and all stamp duty, stamp duty reserve tax, land transfer tax or other documentary, transfer or registration duties or taxes (including in each case any related interest or penalties) arising as a result of the entry into or implementation of this Agreement or any of the other Transaction Documents (including the implementation of any of the transactions contemplated under any of the Transaction Documents).

17.                               Announcements

17.1                        Notwithstanding clause 18 (Confidentiality), no Party (nor any of their respective Affiliates) shall make any announcement or issue any communication to shareholders in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the Sellers and the Purchaser (such approval not to be unreasonably withheld or delayed) except that each Seller shall be entitled to refer to the existence and/or subject matter of this Agreement (or any other Transaction Document):

(a)                                 when providing information or advice to any direct or indirect investors or prospective investors in funds or other investment vehicles managed and/or advised by Affiliates of a Seller, together with their directors, officers, advisers or agents; and

(b)                                 in marketing literature issued or circulated by or on behalf of a Seller or its Affiliates.

17.2                        The restriction in clause 17.1 shall not apply:

(a)                                 to any press announcement issued by the Sellers and the Purchaser on the date of this Agreement in the Agreed Form (the Announcement);

(b)                                 subject to clause 18, to any communications made by or on behalf of any Target Company to any client, supplier or staff member of such Target Company; and

(c)                                  to the extent that the announcement or communication to shareholders is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.

17.3                        If the exception set out in clause 17.2(c) applies, the Party making the announcement or issuing the circular shall (to the extent legally permitted and reasonably practicable) provide the other Parties with copies of any such announcement in advance of the issuance.

18.                               Confidentiality

18.1                        For the purposes of this clause 18 (Confidentiality), Confidential Information means:

(a)                                 (in relation to the obligations of the Purchaser and the Purchaser Guarantor) any information received directly or indirectly or held by the Purchaser or the Purchaser Guarantor (or any of its Representatives) relating to a Seller and/or any of its Affiliates from time to time and, prior to Closing, any of the Target Companies or the Business; or

(b)                                 (in relation to the obligations of each Seller) any information received directly or indirectly or held by each Seller (or any of their Representatives) relating to the Purchaser Group and, following Closing, any of the Target Companies or the Business; and

(c)                                  the contents and existence of information detailed in and relating to, the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents, and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party has determined from information it has received including any forecasts or projections.

18.2                        Each of the Sellers and the Purchaser shall, and shall ensure that their respective Representatives shall, maintain Confidential Information in confidence and not disclose Confidential Information to any person except: (i) as permitted by clause 17 (Announcements) or this clause 18 (Confidentiality); or (ii) with the prior written approval of (in the case of the Purchaser or Purchaser Guarantor disclosing) the Seller(s) to whom the Confidential Information relates or (in the case of a Seller disclosing) the Purchaser.

18.3                        Subject to clause 18.4 below, clause 18.2 shall not prevent disclosure by a Party or any of its Representatives to the extent that:

(a)                                 disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction provided that, except in connection with disclosure to a Tax Authority, the disclosing party shall first inform (in the case of the Purchaser or Purchaser Guarantor disclosing) the Seller(s) to whom the Confidential Information relates and (in the case of a Seller disclosing) the Purchaser of its intention to disclose such Confidential Information and take into account the reasonable comments (to the extent received promptly and, in the case of the Purchaser (acting reasonably), not considered to be restricted under or to be contrary to or incompatible with any applicable law or regulation or the rules, guidance or requirements of any regulatory or legal body or stock exchange) of (in the case of the Purchaser disclosing) the Seller to whom the Confidential Information relates and (in the case of a Seller disclosing) the Purchaser;

(b)                                 disclosure is to a Tax Authority or Tax or other professional adviser in circumstances where such disclosure is reasonably necessary for the management of the Tax affairs of a Seller, the Purchaser, the Purchaser Guarantor or any of their Affiliates;

(c)                                  disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held (it being acknowledged that each Seller was bound by an obligation of secrecy prior to receipt of any Confidential Information from any of the Target Companies);

(d)                                 disclosure is of Confidential Information which has previously become publicly available other than through (i) that Party’s action or failure to act (or that of its Representatives) or (ii) as a result of a breach by a Party or its Representatives of any obligation of confidentiality owed to the other Parties under this Agreement or the Transaction Documents;

(e)                                  disclosure is necessary for the purpose of the satisfaction of the Conditions;

(f)                                   disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document);

(g)                                  such disclosure is made to lending banks or other funding or prospective (whether debt or equity) funding parties of the Purchaser or any of its Affiliates or arrangers of such funding (or their respective Affiliates) or rating agencies engaged by or on behalf of the Purchaser, together with their directors, officers and advisers, provided, in each case, that such funding is being provided in relation to the Proposed Transaction; or

(h)                                 in the case of each Seller, such disclosure is made to:

(i)                                     its Affiliates and its and their respective directors, officers, partners, consultants, members or employees; or

(ii)                                  any direct or indirect investors or prospective investors in funds managed and/or advised by its Affiliates, together with its directors, officers, advisers or agents

(i)                                     in the case of the Majority Seller, such disclosure is made to any Emasan Consultant in relation to the Majority Seller’s obligations under the Emasan Consultant Arrangements where such disclosure is necessary to enable the Majority Seller to satisfy its obligations under this Agreement relating to the Emasan Consultant Arrangements and provided that each such Emasan Consultant is informed of the confidential nature of the Confidential Information and undertakes to keep confidential any information so disclosed, and, in the case of disclosure under paragraphs (g), (h) and (i) above, such parties are under a duty of confidentiality on substantially the same terms as this clause 18 (Confidentiality).

18.4                        Each of the Sellers, the Purchaser Guarantor and the Purchaser undertake that it (and its Representatives) shall only disclose Confidential Information as permitted by this clause 18 (Confidentiality) if it is reasonably required and, in the case of disclosures under clauses 18.3(g), 18.3(h) and (i) above, only if the recipient is informed of the confidential nature of the Confidential Information and is subject to an obligation to keep confidential any information so disclosed.

18.5                        If this Agreement terminates, the Purchaser shall as soon as practicable on written request by any Seller:

(a)                                 return to such Seller all written documents and other materials relating to such Seller or its Affiliates, any Target Company or this Agreement (including any Confidential Information) which any Seller (or its Representatives) or any Target Company have provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b)                                 destroy all information or other documents derived from such Confidential Information (provided that the Purchaser shall not destroy any information it is required by law, regulation or the rules of any stock exchange to retain); and

(c)                                  so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

19.                               Assignment

19.1                        Except as provided in this clause 19 (Assignment) or unless the Sellers and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement or any other Transaction Document nor grant, declare, create or dispose of any right or interest in any of them.  Any purported assignment in contravention of this clause 19 (Assignment) shall be void.

19.2                        Subject to clause 19.5, this Agreement and all or any of the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks or other creditors or any member of their groups (including funds) or any security agent, collateral agent or trustee acting on their behalf as security agent, in each case for any financing or refinancing in respect of the Proposed Transaction (including any additional facilities, or cash management agreements and hedging made available in connection with such financing or refinancing) (any such financial lender, bank or other creditor or member of any of their groups (including funds), security agent or trustee, collectively and individually, the Debt Financing Sources) and such benefit may further be assigned to any other financial institution or other creditors by way of security for the borrowings of the Purchaser resulting from any refinancing of the borrowings made under such financing or refinancing or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security but so that, notwithstanding any such assignment(s), the Sellers may, unless the Sellers receive written notice of enforcement of the relevant security interest, deal with the Purchaser in connection with all matters arising under this Agreement.

19.3                        Subject to clause 19.5, the Purchaser may assign this Agreement and all or any of the benefits arising under it to any member of the Purchaser Group which is the legal and beneficial owner from time to time of any or all of the Shares as if it were the Purchaser under this Agreement.  The Purchaser shall ensure that before any such assignee subsequently ceases to be a member of the Purchaser Group it shall re-assign that benefit to the Purchaser or to another continuing member of the Purchaser Group.

19.4                        As soon as practicable after any assignment in accordance with this clause 19, the Purchaser shall procure that the party that has assigned its rights will give written notice of the assignment to the Sellers.

19.5                        If an assignment is made in accordance with this clause 19 (Assignment), the liabilities of each Seller and its Affiliates under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

20.                               Further Assurances

20.1                        Each of the Parties shall, from Closing, execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to the Transaction Documents.

20.2                        Each of the Sellers and the Purchaser shall procure: (i) that their respective Affiliates and their and their Affiliates’ directors, officers and employees; and (ii) so far as it is able, that their and their Affiliates’ agents, auditors, insurers and consultants comply, with all obligations under the Transaction Documents that are expressed to apply to any such persons.

21.                               VAT

21.1                        Any sum payable by the Purchaser to any Seller under or pursuant to this Agreement is exclusive of any applicable VAT. If any supply is treated as made for VAT purposes by a Seller under or pursuant to this Agreement, and a Seller or an Affiliate of a Seller is required to account for VAT in respect of that supply, the Purchaser shall, subject to the receipt of a valid VAT invoice, pay to such Seller (in addition to any other consideration for that supply) an amount equal to such VAT. Such payment shall be made on demand or, if later, at the same time as any such consideration is payable.

21.2                        If any Party (the Paying Party) is required by this Agreement to reimburse another Party (the Payee Party) for any Cost, the Paying Party shall also reimburse the Payee Party for any VAT incurred by the Payee Party (or any of its Affiliates) in respect of that Cost, except to the extent that the Payee Party (or its Affiliate) is entitled to Relief in respect of that VAT.

22.                               Notices

22.1                        Any notice to be given in connection with this Agreement shall be in writing in English and delivered by hand, email, registered post or courier using an internationally recognised courier company.

22.2                        A notice shall be effective upon receipt and shall be deemed to have been received:

(a)                                 at the time of delivery, if delivered by hand, registered post or courier; or

(b)                                 at the time of transmission, if delivered by email,

provided that, in each case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the following Business Day.

22.3                        The addresses and email addresses of the Parties for the purpose of clause 22.1 are:

Majority Seller

For the attention of:	Address:	Email:

Member of the Board of Emasan AG	St. Jakobs-Strasse 7 4002 Basel Switzerland	[ — ]
with a copy to:

Richard Page	Mayer Brown International LLP 201 Bishopsgate	rpage@mayerbrown.com

London EC2M 3AF United Kingdom

Minority Seller

For the attention of:	Address:	Email:

Hugues Lepic CEO	Aleph Capital Partners LLP Floor 3 14 St. George Street London W1S 1FE	[ — ]

Brian Cassidy	Crestview Advisors LLC 667 Madison Avenue 10th Floor New York, NY 10065	[ — ]

with a copy to:

Samantha McGonigle	Weil, Gotshal & Manges (London) LLP 110 Fetter Lane London EC4A 1AY United Kingdom	samantha.mcgonigle@weil.com

Purchaser

For the attention of:	Address:	Email:

Chris McKee	GTT Americas, LLC 7900 Tysons One Place Suite 1450 McLean, VA 22102	Chris.mckee@gtt.net

Purchaser Guarantor

For the attention of:	Address:	Email:

Chris McKee	GTT Communications, Inc. 7900 Tysons One Place Suite 1450 McLean, VA 22102	Chris.mckee@gtt.net

with a copy (which shall not constitute notice, request, demand, waiver or other communication) to:

For the attention of:	Address:	Email:

Gemma Roberts	Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY	GRoberts@goodwinlaw.com

22.4                        Each Party shall notify each other Party in writing of a change to its details in clause 22.3 from time to time, provided that such notice shall only be effective on:

(a)                                 the date specified in the notice as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

23.                               Conflict with other Agreements

23.1                        If there is any conflict between the terms of this Agreement and any other agreement (including, for the avoidance of doubt, the Shareholders’ Agreement), this Agreement shall prevail (as between the parties to this Agreement and as between any of their Affiliates) unless the parties to this Agreement:

(a)                                 are also parties to that other agreement and such other agreement expressly states that it overrides this Agreement in the relevant respect; or

(b)                                 expressly agree in writing that such other agreement shall override this Agreement in that respect.

24.                               Whole Agreement

24.1                        This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the sale and purchase of the

Shares and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Proposed Transaction. It is agreed that:

(a)                                 no Party has relied on or shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Party (or any of its Connected Persons) in relation to the Proposed Transaction that is not expressly set out in this Agreement or any other Transaction Document;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document;

(d)                                 except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Parties (or their respective Connected Persons) in relation to the Proposed Transaction; and

(e)                                  no Representative of any Target Company or any Seller has, or is held out as having, any authority to give any statement, warranty, representation or undertaking on behalf of any Seller in connection with the Proposed Transaction, except that directors of each Seller are authorised to enter into written agreements which are binding upon the relevant Seller, provided that this clause 24 (Whole Agreement) shall not exclude any liability of any Party for (or remedy in respect of) fraud or fraudulent misrepresentation.

24.2                        Each Party agrees to the terms of this clause 24 (Whole Agreement) on its own behalf and as agent for each of its Connected Persons.  For the purpose of this clause, Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that party or any of its Affiliates.

25.                               Withholdings and set-off

25.1                        All sums payable under this Agreement or any of the Transaction Documents or for breach of any of the provisions of this Agreement or any of the Transaction Documents shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by applicable law.

25.2                        Each Party waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have against or out of any payments which it may be obliged to make (or procure to be made) to any other party pursuant to this Agreement or otherwise.

26.                               Waivers, Rights and Remedies

26.1                        Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the other Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

26.2                        Subject only to the rights of the Purchaser under the Debt Commitment Letter and/or the Equity Commitment Documentation, the Parties (and their respective Connected Persons) shall not have any rights or claims against, and agree not to commence (and, if commenced, agree to dismiss or otherwise terminate) any dispute, action or proceeding, whether at law, in equity, in contract, in tort or otherwise, against any of the Debt Financing Sources or Debt Financing Sources Related Persons and/or any Equity Financing Sources or Equity Financing Sources Related Persons in connection with the Transaction Documents, in respect of the transactions contemplated thereunder or any debt financing and/or equity financing of such transactions (including, without limitation, any dispute arising out of or relating in any way to, the Debt Commitment Letter and/or the Equity Commitment Documentation or the performance in either case thereof), and no Seller nor the Company (or any Connected Person) shall be entitled to seek specific performance of any rights of the Purchaser (or any of its Connected Persons) thereof to cause the Debt Financing and/or the Equity Financing to be funded.

27.                               Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

28.                               Variations

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of the Sellers and the Purchaser; provided that no amendment of this clause 28 or clause 19.2, 26.2, 29.2, 30.2, 31.1, 31.2 or the definition of Surviving Provisions and any definition or provision of this Agreement to the extent an amendment, modification, supplement or waiver would modify the substance of any of the foregoing provisions shall be valid unless it is also duly executed by or on behalf of the Debt Financing Sources and Equity Financing Sources.

29.                               Invalidity

29.1                        Each of the provisions of this Agreement and the other Transaction Documents is severable.  If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

29.2                        To the extent it is not possible to replace the provision, in whole or in part, under clause 29.1 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

30.                               Third Party Enforcement Rights

30.1                        The individuals, entities and Representatives specified in clauses, 8.6, 8.8, 11.4 to 11.6 (inclusive) and 24 (Whole Agreement) shall each have the right to enforce the relevant terms of those respective clauses and this clause 30.1 by reason of the Contracts (Rights of Third Parties) Act 1999.  This right is subject to (i) the rights of the Parties to amend or vary this Agreement without the consent of any such persons and (ii) the other terms and conditions of this Agreement.

30.2                        Except as provided in clause 30.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms. Notwithstanding anything to the contrary, the Debt Financing Sources and the Equity Financing Sources shall (as applicable) have the right to enforce the terms of clauses 19.2 (Assignment), 26.2 (Waiver, Rights and Remedies), 28 (Variations), this clause 30.2 (Third Party Enforcement Rights) and clauses 31.1and 31.2 (Governing Law and Jurisdiction).

31.                               Governing Law and Jurisdiction

31.1                        This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law; provided that, notwithstanding the foregoing, each of the Parties (on their own behalf and on behalf of their respective Connected Persons) agrees that all disputes, claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources or Debt Financing Sources Related Persons and/or the Equity Financing Sources or Equity Financing Sources Related Persons in any way relating to any debt financing and/or equity financing of the transactions contemplated by the Transaction Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

31.2                        The English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including, without limitation, disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes, each Party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Notwithstanding the foregoing, no Party (nor any Connected Person) shall bring, or support the bringing of, any dispute, claim or cause of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources or Debt Financing Sources Related Persons and/or Equity Financing Sources or Equity Financing Sources Related Persons, in any way relating to the Transaction Documents or the transactions contemplated thereunder or the debt financing and/or equity financing thereof in, in any jurisdiction other than a New York state court sitting in the County of New York, State of New York or the United States District Court for the Southern District of New York and each Party hereby irrevocably and unconditionally submits for itself and its properties and other assets, to the exclusive jurisdiction of the courts of the County of New York, State of New York and any appellate court therefrom or the United States District Court for the Southern District of New York and any appellate court therefrom in connection with any such dispute, claim or cause of action. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY SUCH PROCEEDING AGAINST ANY OF THE DEBT FINANCING SOURCES OR DEBT FINANCING SOURCES RELATED PERSONS AND/OR EQUITY FINANCING SOURCES OR EQUITY FINANCING SOURCES RELATED PERSONS (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, FOR THE AVOIDANCE OF DOUBT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY), ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

31.3                        The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be GTT-EMEA Ltd currently of 125 Old Broad Street, London, United Kingdom, EC2N 1AR, England and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser waives any objection to such service.  The Purchaser irrevocably undertakes not to revoke the authority of this agent and if, for any reason, any Seller requests the Purchaser to do so the Purchaser shall promptly appoint another such agent with an address in England and advise the Sellers.  If, following such a request, the Purchaser fails to appoint another agent within 10 Business Days, any Seller shall be entitled to appoint one on behalf of the Purchaser at the Purchaser’s expense. Nothing in this

Agreement shall affect the Sellers’ right to serve process in any other manner permitted by law.

31.4                        The Purchaser Guarantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be GTT-EMEA Ltd currently of 125 Old Broad Street, London, United Kingdom, EC2N 1AR, England and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser Guarantor if delivered to such agent at its address for the time being. The Purchaser Guarantor irrevocably undertakes not to revoke the authority of this agent and if, for any reason, any Seller requests the Purchaser Guarantor to do so, it shall promptly appoint another such agent with an address in England and advise the Sellers. If, following such a request, the Purchaser Guarantor fails to appoint another agent, any Seller shall be entitled to appoint one on behalf of the Purchaser Guarantor at the Purchaser Guarantor’s expense. Nothing in this Agreement shall affect the Sellers’ right to serve process in any other manner permitted by law.

31.5                        Each Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be, in the case of the Majority Seller, Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX and, in the case of the Minority Seller, Aleph Capital Partners LLP, currently at Floor 3, 14 St. George Street, London W1S 1FE, and any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant Seller if delivered to such agent at its address for the time being. Each Seller waives any objection to such service.  Each Seller irrevocably undertakes not to revoke the authority of its respective agent and if, for any reason, the Purchaser requests any Seller to do so the relevant Seller shall promptly appoint another such agent with an address in England and advise the other Seller and the Purchaser.  If, following such a request, the relevant Seller fails to appoint another agent within 10 Business Days, the Purchaser shall be entitled to appoint one on behalf of the Purchaser at the relevant Seller’s expense. Nothing in this Agreement shall affect the Purchaser’s right to serve process in any other manner permitted by law.

Schedule 1
Details of the Sellers

(1) Name	(2) Address	(3) Shares	(4) Relevant Proportion
Emasan AG	St. Jakobs-Strasse 7 4002 Basel Switzerland

Turbo Holdings Lux II Sarl	7 rue Lou Hemmer L-1748 Findel Luxembourg

Schedule 2
Permitted Leakage

For the purposes of this Agreement, Permitted Leakage means:

(a)                                the gross amount of transaction and retention bonuses for any manager, employee, director or consultant of any Target Company paid or payable in connection with the Proposed Transaction together with any employer’s national insurance contributions (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction) or any apprenticeship levy thereon of an amount up to £175,000 in aggregate;

(b)                                other than as set out in paragraph (c) below, any payments to any of the Sellers (or any nominee of or director appointed by any of the Sellers), in their capacity as director, employee or consultant by way of directors’ fees or benefits, employee remuneration or benefits, consultants’ fees, or directors’, employees’ or consultants’ expenses, in each case consistent with past practice in the ordinary course of business (together with any employer’s national insurance contributions (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction) or any apprenticeship levy thereon) of an amount up to €100,000 in aggregate;

(c)                                 any payments to Gareth Williams and Robert McNeal in their capacity as employees of a Target Company consistent with past practice and in the ordinary course of business (together with any employer’s national insurance contributions (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction) or any apprenticeship levy thereon));

(d)                                any provision of services to, or other non-cash benefit received as a result of the provision of services to, a Seller (or a Seller’s Affiliate), being in respect of, or in the nature of, time spent and services provided by employees of a Target Company in connection with the Proposed Transaction (inclusive of any VAT thereon);

(e)                                 any payments for any amounts specifically disclosed, accrued, provided or reserved for in the Locked Box Accounts;

(f)                                  any payment of any Sellers’ Disclosed Transaction Costs (inclusive of any VAT thereon);

(g)                                 any payment required in connection with the acquisition by a Target Company of the Rotonde sub-sea cable from the Sellers and/or their Affiliates up to €1,800,000 in aggregate (inclusive of any VAT payable thereon);

(h)                                any payment of principal and/or interest made in accordance with the terms of the Shareholder Loan;

(i)                                    any matter undertaken by or on behalf of any Target Company at the written request or with the written agreement of the Purchaser and acknowledged by the Purchaser as Permitted Leakage;

(j)                                   any payment made or agreed to be made by or on behalf of any Target Company in respect of costs reasonably and properly incurred by any Seller or any of its Affiliates on behalf of the Target Company in the ordinary course of business and/or recharged to the Target Company up to €100,000 in aggregate (inclusive of any VAT thereon);

(k)                                any matter which the Purchaser and the Sellers agree in writing shall be Permitted Leakage; and

(l)                                    any payment or transfer of assets or liabilities or provision of services on arm’s length terms or in the ordinary course of business (and any VAT thereon).

Schedule 3
Conduct of the Target Companies pre-Closing

1.                                      From the date of this Agreement until Closing, in each case subject to all applicable legal and regulatory requirements, each Seller shall procure, to the extent possible through the exercise of its voting or contractual rights, that:

(a)                                 the affairs of the Target Companies are conducted in the ordinary and usual course of business as carried on prior to the date of this Agreement;

(b)                                 no Target Company issues or agrees to issue or allots any share or loan capital or grants any right to subscribe for any share or loan capital or disposes of any shares in any Target Company other than to any Target Company that is wholly owned by other Target Companies;

(c)                                  no Target Company declares, pays or makes any dividend or distribution or reduces, purchases or redeems any of its paid up share capital (other than to or with respect to any Target Company which is wholly owned by other Target Companies at the Closing Date or which was the subject of the mergers, liquidations, dissolutions and strike-off procedures described in document A.0.2.2 in the Data Room);

(d)                                 no material amendment is made to the Constitutional Documents of any Target Company;

(e)                                  no Target Company creates any Third Party Right over the Shares or the shares or assets of any Target Company other than a Permitted Encumbrance;

(f)                                   no Target Company enters into any contract, liability or commitment in respect of capital expenditure which involves or might reasonably be expected to involve any expenditure in excess of 10% above the Target Companies’ annual capital expenditure budget that is set out in document B.11.1 in the Data Room;

(g)                                  no Target Company makes any changes in terms of employment, including pension fund commitments, which taken together could reasonably be expected to increase the total staff costs of the Target Companies by more 10% per annum;

(h)                                 no Target Company materially amends the terms of its borrowing or indebtedness in the nature of borrowing or creates or incurs any additional borrowing or indebtedness in the nature of borrowing (except (i) for borrowing or indebtedness between Target Companies; (ii) pursuant to the Existing Facilities or (iii) in the ordinary and usual course of its business) exceeding €7,500,000 per annum;

(i)                                     there is no reorganisation, amalgamation, demerger, merger, corporate reconstruction or consolidation of any of the Target Companies, however effected, and no steps are taken to wind up or dissolve any Target Company (or any similar or analogous proceedings);

(j)                                    no Target Company gives any guarantee, indemnity or other agreement to secure an obligation of a third party which if called would result in a cost to any Target Company of €2,500,000 or more;

(k)                                 no Target Company agrees to or permits the institution or settlement of any litigation where it could result in a payment to or by a Target Company of €5,000,000 or more, except for collection in the ordinary course of trading debts, none of which exceeds €1,000,000;

(l)                                     each Target Company maintains in full force and effect such insurance policies as are normally maintained by prudent companies carrying on business similar to that of the Target Companies and shall supply the Purchaser with a schedule of such insurances as soon as reasonably practicable following a request, and that no Target Company allows or procures any act or omission which could void or render voidable such insurances (other than in connection with ordinary course renewals of such insurances);

(m)                             unless such alteration, amendment or variation is required by law or relevant accounting requirements, no alteration, amendment or variation is made to the accounting policies of the Target Companies;

(n)                                 no Target Company enters into any agreement or binding commitment to do any of the actions described in this paragraph 1; and

(o)                                 no Target Company changes its residence for tax purposes.

2.                                      The obligations in paragraph 1 of this Schedule 3 shall not apply to any act or omission which is:

(a)                                 approved by the Purchaser in writing (including by e-mail), such approval not to be unreasonably withheld or delayed;

(b)                                 expressly required or permitted by the terms of any Transaction Document;

(c)                                  for the purpose of the mergers, liquidations, dissolutions and strike-off procedures described in document A.0.2.2 in the Data Room;

(d)                                 necessary, in the reasonable opinion of any Seller, in order to comply with any requirement of applicable law or regulation (including any rules or requirements of any Governmental Entity); or

(e)                                  any matter reasonably undertaken by any Target Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to any Target Company.

Schedule 4
Closing Arrangements

Part A           : Seller Closing Obligations

1.                                      At Closing, each Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)                                 the share certificates or equivalent documents in any applicable jurisdiction relating to all the Shares held by such Seller in respect of which certificates were issued or are required by law to be issued (or indemnities in lieu of such certificates in the Agreed Form (Lost Certificates Indemnity) if those certificates have been lost by that Seller);

(b)                                 executed copies of instruments of transfer (or equivalent) to effect the transfer of such Seller’s Shares to the Purchaser;

(c)                                  a copy (certified by a duly appointed officer as true and correct) of a resolution of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of such Seller (or, if required by the law of its jurisdiction or its Constitutional Documents, of its shareholders) authorising the execution of and the performance by such Seller of its obligations under this Agreement and each of the other Transaction Documents to be executed by it;

(d)                                 a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of the Company or of the written resolutions of the directors of the Company authorising the execution of and the performance by the Company of its obligations under this Agreement and each of the other Transaction Documents to be executed by it (including for the avoidance of doubt all steps taken or to be taken in connection with the settlement of all amounts payable to participants in the Reward Scheme);

(e)                                  duly executed documentation executed by such Seller assigning the benefit of the insurance policies provided by Zurich Insurance Company Ltd, AIG Europe Limited, London, Opfikon Branch, AWH Syndicate 2232, Beazley Solutions Limited and XL Insurance Switzerland Ltd relating to the implementation of Project Phoenix to the Company;

(f)                                   subject to compliance by the Purchaser with its obligation under paragraph (d) of Part B of Schedule 4, evidence that the Existing Debt has been or will be repaid at Closing and any security in respect of the Existing Debt has been or will be (including pursuant to further assurances obligations in the relevant release documents) released on or immediately after Closing; and

(g)                                  a copy (certified by a duly appointed officer as true and correct) of each of the Beneficiary Shares Resolutions and the Beneficiary Shares Notice as approved by the board of directors of the Company.

2.                                      At Closing, the Minority Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction) the duly signed resignations in the Agreed Form in respect of their directorships of any Target Company (Director Resignation Letter) of such persons nominated by the Minority Seller as directors as are notified by the Purchaser to the Sellers no later than 10 Business Days prior to Closing.

3.                                      At Closing, the Majority Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)                                 the shareholders’ register of the Company (Shareholders’ Register) updated by the directors of the Company (or by any attorney in fact having been empowered to do so) in order to reflect the transfer of the Shares to the Purchaser; and

(b)                                 Director Resignation Letters of such persons as are notified by the Purchaser to the Sellers no later than 10 Business Days prior to Closing (other than those nominated by the Minority Seller) in respect of their directorships of any Target Company.

Part B           : Purchaser Closing Obligations

At Closing, the Purchaser shall:

(a)                                 deliver (or ensure that there is delivered to the Sellers) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of each of the Purchaser and the Purchaser Guarantor (or, if required by the law of its jurisdiction or Constitutional Documents of its shareholders) authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and each of the other Transaction Documents to be executed by it; and

(b)                                 in satisfaction of the obligation to pay the Price to the Sellers under clause 2, taking into account the provisions of clause 6.13 and 6.15, pay in accordance with clauses 6.11, 6.13, 6.14 and 6.15:

(i)                                     an amount equal to (A) in the case of the Majority Seller, its Relevant Proportion of the Price less (I) the Emasan Consultant Tax Reimbursement Amount as stated in the Closing Statement, (II) the Emasan Consultant Employer NIC Amount as stated in the Closing Statement, (III) its Relevant Proportion of the Reward Scheme Settlement Amount and (IV) if the Sellers direct payment of an amount equal to the Share Plan Settlement Amount directly to the Trustee in accordance with clause 6.11, its Relevant Proportion of the Share Plan Settlement Amount; and (B) in the case of the Minority Seller, its Relevant Proportion of the Price less (I) its Relevant Proportion of the Reward Scheme Settlement Amount and (II) if the Sellers direct payment of an amount equal to the Share Plan Settlement Amount directly to the Trustee in accordance with clause 6.11, its Relevant Proportion of the Share Plan Settlement Amount, in each case to the Sellers’ Account;

(ii)                                  an amount equal to the Emasan Consultant Employer NIC Amount, the Reward Scheme Settlement Amount and the Emasan Consultant Tax Reimbursement Amount, each as stated in the Closing Statement, to the Company’s Bank Account; and

(iii)                               if the Sellers direct payment of an amount equal to the Share Plan Settlement Amount directly to the Trustee in accordance with clause 6.11, an amount equal to the Share Plan Settlement Amount to the Trustee’s Bank Account;

(c)                                  procure the payment by the relevant Target Company of any Sellers’ Disclosed Transaction Costs (including any VAT in respect thereof) that have not been paid prior to Closing to the bank account(s) as specified by the relevant payee(s) as notified to the Purchaser in the Closing Statement;

(d)                                 pay the Bank Pay-Off Amount to the account(s) specified in the Closing Statement;

(e)                                  procure the payment of the Shareholder Debt to the Sellers’ Account;

(f)                                   in its position as sole shareholder of the Company, (A) cause the Company to take resolutions, with effect as of Closing, in order to replace (i) the resigning directors and officers of the Company and (ii) the statutory auditor of the Company and (B) within the next annual general meeting of the Company, grant them full discharge for the execution of their mandates during the financial year in course; and

(g)                                  register the resignations mentioned in paragraphs 2 and 3(a) of Part A of Schedule 4 with the Luxembourg electronic register of companies RESA (Recueil Electronique des Sociétés et Associations), effective on Closing.

Part C           : General

1.                                      All documents and items delivered at Closing pursuant to this Schedule 4 (Closing Arrangements) shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place.  Simultaneously with:

(a)                                 delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(b)                                 receipt of electronic funds transfers in immediately available funds to the accounts specified in paragraphs (b) and (d) of Part B of Schedule 4 of the amounts set out in such paragraph, the documents and items delivered in accordance with this Schedule 4 (Closing Arrangements) shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

Part D           : Purchaser Post-Closing Obligations

The Purchaser shall:

(a)                                 procure that, immediately after Closing, the Company shall exercise its authority under Article 11(e) of the Articles to appoint the Purchaser to execute, and the Purchaser shall execute, on behalf of all holders of Deferred Beneficiary Shares (including for the avoidance of doubt all Deferred Beneficiary Shares redesignated as such under Article 10.1(h) as a result of the compulsory purchase by the Sellers of all outstanding A Beneficiary Shares, B Beneficiary Shares and C Beneficiary Shares) a transfer of such Deferred Beneficiary Shares to the Company so as to result in their cancellation for an aggregate consideration not exceeding €0.01;

(b)                                 procure that such part of each Seller’s contribution in respect of the Reward Scheme Settlement Amount as is required to be paid to any participant in the Reward Scheme is paid by the Company (or relevant employer Target Company) to such participant in accordance with the terms of the Reward Scheme (net of any required withholding on account of Tax, including for the avoidance of doubt any employee national insurance contributions (or any equivalent thereof arising in any relevant non-United Kingdom jurisdiction), an Employee Tax Withholding) and that the aggregate of all Employee Tax Withholdings and the Reward Scheme Tax Liabilities Amount is transferred after Closing by the Company (or relevant employer Target Company) to each applicable Tax Authority within the relevant time limits prescribed by law; and

(c)                                  procure that the Emasan Consultant Tax Liabilities Amount and any Emasan Consultant Tax Liabilities Excess are each paid after Closing to the applicable Tax Authority within the relevant time limits prescribed by law and that all filings to the applicable Tax Authority in relation to the Emasan Consultant Arrangements are made on a basis which is consistent with the amount of such payments.

Schedule 5
Seller Warranties

For the avoidance of doubt, each statement set out below in this Schedule 5 (Seller Warranties) is made subject to and on the terms of Schedule 6 (Limitations on Liability).

Each of the Sellers severally (but not jointly or jointly and severally) warrants, in respect of itself only, to the Purchaser that as at the date of this Agreement:

1.1                               it has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party;

1.2                               entry into and performance by it of this Agreement and/or any other Transaction Document to which it is a party will not: (i) breach any provision of its Constitutional Documents; or (ii) (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or such other Transaction Document;

1.3                               this Agreement and the other Transaction Documents to which it is a party will, when executed, constitute valid and binding obligations of it in accordance with their respective terms;

1.4                               it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement;

1.5                               it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them;

1.6                               there are no proceedings in relation to any compromise or arrangement with creditors relating to all or substantially all of its assets or any winding up, bankruptcy or insolvency proceedings concerning it and no events have occurred which would justify such proceedings; and

1.7                               no steps have been taken to enforce any security over any of its assets and no event has occurred to give the right to enforce such security where, in either case, any such step or event would materially affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Documents which are to be entered into by it pursuant to otherwise in connection with this Agreement.

2.                                      The Majority Seller warrants to the Purchaser that:

2.1                               in relation to the Shares set opposite its name in Schedule 1, other than those Shares subject to the Emasan Consultant Nominee Arrangements, it is the sole legal and beneficial owner of, has the right to exercise all voting and other rights over and is entitled to sell and transfer the full legal and beneficial ownership of those Shares and otherwise on the terms set out in this Agreement; and

2.2                              in relation to those of the Shares set opposite its name in Schedule 1 that are subject to the Emasan Consultant Nominee Arrangements, it is the sole legal owner of those Shares, and will at Closing be the sole legal and beneficial owner of, have the right to exercise all voting and other rights over and be entitled to sell and transfer, full beneficial ownership of those Shares and otherwise on the terms set out in this Agreement.

3.                                      The Minority Seller warrants to the Purchaser that it is the sole legal and beneficial owner of, has the right to exercise all voting and other rights over and is entitled to sell and transfer the full legal and beneficial ownership of the Shares set out opposite its name in Schedule 1 and otherwise on the terms set out in this Agreement.

Schedule 6
Limitations on Liability

1.                                      Time Limits.  No Seller shall be liable for any Claim unless such Seller receives from the Purchaser written notice (as soon as reasonably practicable but in any event within 30 days of the Purchaser becoming actually aware of the fact, matter or circumstance reasonably likely to give rise to such Claim and that such fact, matter or circumstance is reasonably likely to give rise to a Claim) containing such details as are then reasonably available of the Claim, together with supporting evidence of the Claim and the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim prior to the date falling 18 months after (and excluding) the Closing Date.

2.                                      Maximum limit for all Claims.  The aggregate total liability of each Seller in respect of all Claims shall be limited to, and shall in no event exceed, an amount equal to the portion of the aggregate of the Price and the Shareholder Debt received by the relevant Seller at Closing pursuant to this Agreement (provided that this clause shall not apply to any liability of a Seller pursuant to the undertakings and covenants given in clause 3).

3.                                      Claim to be withdrawn unless litigation commenced.  Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn and shall become fully barred and unenforceable six months after the notice is given pursuant to paragraph 1 of this Schedule 6 (Limitations on Liability) (or, in the case of a Claim in connection with clause 3, six months after the notice given pursuant to clause 3.4), unless legal proceedings in respect of it have been commenced by being both properly issued and validly served on the relevant Sellers within that six month period.  No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such waived or withdrawn Claim.

4.                                      Purchaser’s knowledge.  The Sellers shall not be liable for any Claim if and to the extent that the Purchaser or any of its Representatives is aware at the date of this Agreement of the fact, matter, event or circumstance which is the subject matter of the Claim.

5.                                      Purchaser’s duty to mitigate.  The Purchaser shall procure that all commercially reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by a Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

6.                                      No double recovery.  The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

7.                                      Excluded loss.  Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim for any punitive or special loss, loss of profit, loss of goodwill or possible business after Closing, whether actual or prospective, or for any indirect or consequential loss.

8.                                      Sellers to have opportunity to remedy breaches.  If a breach by any Seller(s) of this Agreement is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the relevant Seller written notice of the breach and the breach is not remedied within 30 days after the date on which such notice is served on the relevant Seller.

9.                                      Conduct of Purchaser Claims. If the Purchaser becomes aware of any claim or potential claim, or of any other matter or circumstance that might result in a claim, by a third party that might result in a Claim being made by the Purchaser (a Third Party Claim), the Purchaser shall:

(a)                                 as soon as reasonably practicable (and in any event within 10 Business Days of becoming aware of it) give notice of the Third Party Claim to the relevant Seller(s) and ensure that such Seller(s) are given such information as they may reasonably require to investigate it;

(b)                                 not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without the prior written approval of the relevant Seller(s); and

(c)                                  (subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the relevant Seller(s) against all reasonable out-of-pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)                                     take such action as the relevant Seller(s) may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)           allow the relevant Seller(s) (if they elect to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)          provide such information and assistance as the relevant Seller(s) may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim, provided that neither the Purchaser nor any other member of the Purchaser Group (which shall, for the avoidance of doubt, include from Closing the Target Companies) shall be required to take any action or refrain from taking any action which may (i) be prejudicial to the commercial interests and/or goodwill and/or reputation of the business of the Purchaser or any other member of the Purchaser Group, as reasonably determined in good faith by the Purchaser, (ii) waive privilege or (iii) prejudice litigation against them.

10.                               Several undertakings.  The obligations of each of the Sellers under this Agreement are entered into on a several basis and no claim may be made against a Seller in respect of the performance of any obligations under, or any breach of, this Agreement by the other Seller.

11.                               Liability for Relevant Proportion. In the event that both Sellers are in breach of an obligation under this Agreement, each Seller’s liability for any Claim relating to such breach shall be limited to its Relevant Proportion of such Claim. For the avoidance of doubt, where only one Seller is in breach of an obligation under this Agreement and the Claim relates solely to such Seller, such Seller shall be liable for the full amount of such Claim, subject to the other provisions of this Schedule.

Schedule 7
Purchaser Warranties

1.                                      The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.                                      The Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would materially and adversely affect its ability to enter into and perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

3.                                      Entry into and performance by each member of the Purchaser Group of this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will not: (i) breach any provision of its Constitutional Documents; or (ii) (subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

4.                                      This Agreement and each of the documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will constitute valid and binding obligations of the Purchaser in accordance with their respective terms.

5.                                      Neither the Purchaser nor any member of the Purchaser Group which is a party to any Transaction Document is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or any member of the Purchaser Group which is a party to any Transaction Document and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Purchaser or any member of the Purchaser Group which is a party to any Transaction Document and no event has occurred to give the right to enforce such security.

6.                                      So far as it is within the Knowledge of the Purchaser, neither the Purchaser nor any member of the Purchaser Group is subject to any order, judgment or formal direction in writing or any investigation or other proceedings by any Governmental Entity which will, or is reasonably likely to, prevent or materially delay the fulfilment of any of the Conditions.

7.                                      The Purchaser has delivered to the Sellers a true, complete and correct copy of the executed Debt Commitment Letter, as in effect on the date hereof, from the

Debt Financing Sources pursuant to which, and subject to the terms and conditions of which, the Debt Financing Sources have committed, subject to the conditions set forth therein, to provide debt financing in the amounts set forth therein for the purposes of consummating the transactions contemplated by this Agreement on the Closing Date, and to pay fees and expenses of the Purchaser in connection with the negotiation, execution and delivery of this Agreement and the definitive documents contemplated in the Debt Commitment Letter and the consummation of the transactions contemplated hereby (the Debt Financing).  The Purchaser has delivered to the Sellers a true, complete and correct copy of the executed Equity Commitment Documentation and any related fee letters (with any fee, pricing and other similar provisions redacted), as in effect on the date hereof, executed and delivered by the Equity Financing Sources pursuant to which, and subject to the terms and conditions of which, the Equity Financing Sources have committed, subject to the conditions set forth therein, to provide equity financing in the amounts set forth therein for the purposes of consummating the transactions contemplated by this Agreement on the Closing Date (including the payment of the Price and the Bank Pay-off Amount), and to pay fees and expenses of the Purchaser in connection with the negotiation, execution and delivery of this Agreement and the definitive documents contemplated in the Debt Commitment Letter and the consummation of the transactions contemplated hereby (the Equity Financing, and, together with the Debt Financing, the Financings).

8.                                      The Financing Commitments are in full force and effect as of the date hereof and each is the legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and enforceable in accordance with the terms and conditions thereof, except as maybe be limited by the Equitable Exceptions. As of the date hereof, none of the Financing Commitments have been amended, modified, supplemented, extended or replaced other than as permitted under clause 10. The Purchaser is not in breach of any of the terms set forth in the Financing Commitments, and as of the date of this Agreement, to the Purchaser’s Knowledge, no fact or condition, event or circumstance has occurred that, with or without notice, lapse of time or both, would constitute an event of default under the Financing Commitments. There are no conditions precedent or other contingencies related to the consummation and funding of the full amounts of the Financings at the Closing other than as the conditions expressly set forth in the Financing Commitments  (including with reference to the “Funding Conditions Provision” and Exhibit C to the Debt Commitment Letter) collectively, the Financing Conditions) and the conditions expressly set forth in the Transaction Documents.  As of the date of this Agreement, the Purchaser has no reason to believe that any of the Financing Conditions that are within its control or influence will not be satisfied on or before the Closing. There are no side letters or other agreements, contracts or arrangements (except for customary engagement letters and fee letters which do not contain provisions that impose any additional conditions to the Debt Financing or Equity Financing not otherwise set forth in the Debt Commitment Letter or the Equity Commitment Documentation) whether written or oral, that affect the funding of the full amount of the Debt Financing or the Equity Financing other than as expressly set forth in or expressly contemplated by the Debt Commitment Letter or the Equity Commitment Documentation.  All commitment fees or other fees or deposits required to be paid under the Debt Commitment Letter and the Equity Commitment Documentation on or prior to the date of this Agreement have been paid in full.

9.                                      Entry into and performance by each member of the Purchaser Group of this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement (including the Debt Commitment Letters and the related definitive documentation and the Equity Commitment Documentation) do not and will not (as of the Closing Date after giving effect to the consummation of the transactions contemplated in connection with the Transaction Documents pursuant to this Agreement) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation under, any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Purchaser Guarantor or any of its subsidiaries is a party or by which the Purchaser Guarantor or any of its subsidiaries is bound or to which any of the property or assets of the Purchaser Guarantor or any of its subsidiaries is subject.

10.                               The Purchaser is not actually aware of any facts or circumstances which could reasonably be expected to prevent the Conditions (or any of them) from being satisfied in full prior to the Longstop Date.

Schedule 8
Definitions and Interpretation

1.                                      Definitions. In this Agreement, the following words and expressions shall have the following meanings:

A Beneficiary Shares means the beneficiary shares of €0.00025 each issued by the Company which are designated as A Beneficiary Shares;

A Ordinary Shares means the shares with a par value of €1.25 each in the capital of the Company which are designated as class A Ordinary Shares;

Acacia Parties means Acacia Partners, L.P., Acacia II Partners, L.P., Acacia Institutional Partners, L.P., Acacia Conservation Fund, L.P. and Acacia Conservation Master Fund (Offshore), L.P.;

Adjustment Amount means the amount calculated as the Daily Amount multiplied by the number of days between the date of this Agreement and the Closing Date (including both days), as set out in the Closing Statement;

Affiliate means:

(a)                                 in relation to a Fund:

(i)                                     any manager or general partner of that Fund;

(ii)                                  any other Fund which has the same manager; or

(iii)                               any undertaking which is a subsidiary of that Fund or any other Fund which has the same manager;

(b)                                 in relation to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first person, and a person shall be deemed to control another person if such first person owns, directly or indirectly, at least 50 per cent. of the capital of that other person or otherwise possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of securities, by contract or otherwise;

(c)                                  in relation to a person acting as a nominee, the beneficial owner in respect of which the nominee is holding the relevant assets or another nominee of the same beneficial owner;

(d)                                 notwithstanding paragraphs (a) — (c) above, in the case of the Minority Seller, excludes any portfolio investments of any of the above unless otherwise expressly stated;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Sellers and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Sellers and the Purchaser);

Announcement has the meaning given in clause 17.2(a);

Articles means the articles of association of the Company;

B Beneficiary Shares means the beneficiary shares of €0.00025 each issued by the Company which are designated as B Beneficiary Shares;

B Ordinary Shares means the shares with a par value of €1.25 each in the capital of the Company which are designated as Class B ordinary shares;

Bank Pay-Off Amount means the amount required to discharge all amounts owed by any Target Company at Closing (including all amounts of principal, interest, fees, expenses, prepayment costs and any break fees) under the Existing Facilities, together with associated hedging arrangements, and to release all security in relation to the Existing Debt (inclusive of any prepayment costs);

Business means the business of the Target Companies as carried on at the date of this Agreement;

Business Day means a day other than a Saturday or Sunday or public holiday in England or Luxembourg on which banks are open in London, New York and Luxembourg for general commercial business;

C Beneficiary Shares means the beneficiary shares of €0.00025 each issued by the Company which are designated as C Beneficiary Shares;

Claim means any claim against any Seller under or for breach of this Agreement including, without limitation, any claim for breach of the Seller Warranties;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Date means the date on which Closing occurs;

Closing Funds means the aggregate amount to be provided pursuant to the Equity Financing and the Debt Financing;

Closing Statement  has the meaning given in clause 4.2;

Companies Act means the UK Companies Act 2006;

Company means Interoute Communications Holdings S.A.;

Company’s Bank Account means the bank account at Barclays Bank Plc; account name: Interoute Communications Limited; account number: [        ]; sort code [        ]; SWIFT Code: [             ]; IBAN: [                                                            ] (and/or such other account(s) as the Sellers notify to the Purchaser in writing not less than five Business Days prior to Closing);

Company Financing Information means:

(a)                                 an unaudited consolidated balance sheet of the Company as of the last day of the most recent interim fiscal period of the Company ended at least 45 days prior to the Closing and unaudited consolidated statements of income and cash flows of the Company for the most recent interim fiscal period ended at least 45 days prior to the Closing (and, with respect to the unaudited consolidated statements of income and cash flows, the corresponding period in the prior fiscal year), which, in each case, shall have been prepared in accordance with EU IFRS, and shall have been reviewed by the Company’s independent auditors in accordance with AICPA AU-C Section 930;

(b)                                 such other financial information and financial data regarding the Target Companies as Purchaser shall reasonably request to the extent necessary to allow Purchaser to prepare unaudited pro forma financial statements of Purchaser giving effect to the acquisition of the Company (x) that are in all material respects in compliance with the requirements of the SEC that would apply if the unaudited pro forma financial statements referred to in this clause (b) were included or incorporated by reference in a registration statement of the Purchaser filed with the SEC and (y) for the twelve-month period ending on the last day of Purchaser’s fiscal quarter for which financial statements are required pursuant to the Debt Commitment Letter under the heading “Syndication”;

(c)                                  drafts of customary comfort letters (including customary negative assurances) by auditors of the Company solely with respect to the financial information of the Company included, or incorporated by reference, in the “Offering Document” (as such term is defined in the Debt Commitment Letter under the heading “Syndication”), and confirmation that such auditors are prepared to deliver such comfort letters with sufficient notice to allow such auditors to bring down necessary procedures upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings; and

(d)                                 such other financial and other pertinent information regarding the Target Companies and their businesses or operations required to prepare a “management’s discussion and analysis of financial condition and results of operations” with respect to the business of the Company in all material respects in compliance with Regulation S-K covering only the periods of the financial statements included in the Required Company Audited Financial Information and, if included in the Offering Document, the financial statements referred to in clause (a) hereof, but excluding any disclosure or Compensation Discussion and Analysis required by Item 402 of Regulation S-K and any other financial statements not otherwise specifically mentioned in this definition, provided, further, that in no event shall the Company Financing Information include or require the Company or its Affiliates to deliver pro forma financial information or other financial information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, other than, in each case to the extent applicable, a customary summary of such information customarily included in an offering memorandum for the private placement of unsecured debt securities in a “144A” transaction;

Conditions means the conditions to Closing set out in clause 5.1, and Condition means any of them;

Confidential Information has the meaning given in clause 18.1;

Connected Persons has the meaning given in clause 24.2;

Constitutional Documents means with respect to an entity its memorandum and articles of association, by-laws or equivalent constitutional documents;

Costs means losses, damages, costs (including legal costs) and expenses (including Taxation), in each case of any nature whatsoever;

Covered Person has the meaning given in clause 11.3;

Daily Amount means 5% divided by 365 multiplied by the Equity Value;

Data Room means the virtual data room administered by Merrill comprising the documents and other information relating to the Target Companies and the Business as listed on the Data Room Index;

Data Room Index means the index of the Data Room in the Agreed Form;

Debt Commitment Letter means a debt commitment letter, dated on or around the date hereof and fee letters (redacted of all fee and pricing information and other terms affecting fees and pricing)  relating thereto (such commitment letter and fee letters, including all exhibits, schedules, annexes and joinders thereto (redacted in all cases for all fee and pricing information and other terms affecting fee and pricing), executed by one or more Debt Financing Sources, pursuant to which, among other things, the Debt Financing Sources party thereto have agreed, subject to the terms and conditions of the Debt Commitment Letters, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein, as the same may be amended, amended and restated, supplemented, otherwise modified or replaced from time to time;

Debt Financing has the meaning given in Schedule 7;

Debt Financing Conditions means the conditions to the funding of the Debt Financing specifically set further on Exhibit C to the Debt Commitment Letter as in effect at the date of this Agreement;

Debt Financing Sources has the meaning given in clause 19.2 and Debt Financing Source shall be construed accordingly;

Debt Financing Sources Related Person means (i) any former, current or future Affiliate of any Debt Financing Source, and (ii) any former, current and future partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns of any Debt Financing Source or any Person described in (i);

Default Interest means interest at LIBOR plus four per cent.;

Defaulting Party has the meaning given in clause 6.5;

Deferred Beneficiary Shares means the beneficiary shares of €0.00025 each in the Company which are designated as Deferred Beneficiary Shares;

Director Resignation Letter has the meaning given in paragraph 2 of Part A of Schedule 4;

Disclosure Letter means the disclosure letter from the Management Warrantors to the Purchaser dated the date of this Agreement;

Emasan Consultant Arrangements means the Emasan Consultant Nominee Arrangements and the Emasan Consultant Options;

Emasan Consultant Employer NIC Amount has the meaning given in clause 6.11;

Emasan Consultant Nominee Arrangements means arrangements under which, as at the date of this Agreement, the Majority Seller holds certain Ordinary Shares as nominee for the Emasan Consultants;

Emasan Consultant Options means options to acquire Ordinary Shares granted by the Majority Seller to the Emasan Consultants in connection with services provided to the Majority Seller;

Emasan Consultant Tax Liabilities Amount means the amount of any Tax (including for the avoidance of doubt any employer’s or employee’s national insurance contributions, or any equivalent arising in any relevant non-United Kingdom jurisdiction) for which a Target Company is liable to account in relation to the release of the Emasan Consultant Options in consideration for a cancellation payment or the purchase from the Emasan Consultants of the beneficial interest in the Ordinary Shares which are the subject of the Emasan Consultant Nominee Arrangements (as determined by the Majority Seller prior to Closing and set out in the Closing Statement);

Emasan Consultant Tax Liabilities Excess means the amount of any Tax (including for the avoidance of doubt any employer’s or employee’s national insurance contributions, or any equivalent arising in any relevant non-United Kingdom jurisdiction) for which a Target Company is liable to account in relation to the Emasan Consultant Arrangements, to the extent it exceeds the Emasan Consultant Tax Liabilities Amount;

Emasan Consultants means certain individuals (who were directors of the Company and/or other Target Companies at the time the relevant Emasan Consultant Arrangements were entered into) who performed certain services for the Majority Seller, in consideration for which the Emasan Consultant Arrangements were entered into;

Emasan Consultant Tax Reimbursement Amount has the meaning given in clause 6.15;

Employee Tax Withholding has the meaning given in paragraph (b) of Part D of Schedule 4;

Equity Commitment Documentation means (i) the Securities Purchase Agreement, dated on or around the date hereof, by and among the Purchaser Guarantor and The Spruce House Partnership LP (the Spruce House Securities Purchase Agreement), and (ii) the Securities Purchase Agreement, dated on or around the date hereof, by and among the Purchaser Guarantor and the Acacia Parties (the Acacia Securities Purchase Agreement and, together with the Spruce House Securities Subscription Agreement, the Securities Purchase Agreements), and (iii) the Certificate of the Designations, Powers, Preferences, and Rights of Series A Convertible Participating Preferred Stock of the Parent Guarantor, substantially in the form of Exhibit A to the Securities Purchase Agreements, and (iv) the Investor Rights Agreement;

Equity Financing has the meaning given in paragraph 7 of  Schedule 7;

Equity Financing Sources means the Spruce House Partnership LP, a Delaware limited partnership and the Acacia Parties and Equity Financing Source shall be construed accordingly;

Equity Financing Sources Related Persons means (i) any former, current or future Affiliate of any Equity Financing Source, and (ii) any former, current and future partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns of any Equity Financing Source or any Person described in (i);

Equity Value has the meaning given in clause 2.1(b);

Exchange Rate means, with respect to a particular currency for a particular day, the spot bid rate of exchange for that currency into pounds sterling on such date, at the rate quoted by Reuters at 4 p.m. in London on such date;

Existing Debt means the outstanding indebtedness of the Target Companies existing immediately prior to Closing under the Existing Facilities;

Existing Facilities means (a) the Term Loan Facility Agreement dated 9 October 2017 between, among others, Interoute Communications Limited, Interoute Finco Plc and the financial institutions listed therein as lenders and (b) the Revolving Credit Agreement dated November 4, 2016, between, among others, Interoute Communications Limited and the financial institutions listed therein as lenders;

Financings has the meaning given in paragraph 7 of Schedule 7;

Financing Commitments means together the Debt Commitment Letter and Equity Commitment Documentation;

Financing Conditions has the meaning given in paragraph 8 of  Schedule 7;

Fund means an investment fund, limited partnership, other partnership, account or entity;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union and any Tax Authority;

Investor Rights Agreement means the Investor Rights Agreement, in an agreed form on or around the date hereof, to be entered into between the Company, The Spruce House Partnership LP and the Acacia Parties, as it may be amended from time to time in accordance with the terms thereof, with such changes thereto as may be mutually agreed by the Company and the parties thereto;

Knowledge of the Purchaser means the knowledge of Tony Hansel, Mike Sicoli, Chris Mckee and Richard D Calder, Jr., and the Purchaser’s Knowledge shall be construed accordingly;

Leakage means:

(a)                                 in each case to or on behalf of, or for the benefit of, a Seller or any of its Related Persons:

(i)                                     any dividend or distribution (whether in cash or in kind) declared, paid or made by any Target Company;

(ii)                                  any payments made or agreed to be made (whether in cash or in kind) by any Target Company in respect of any share capital of any Target Company being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or redemption or purchase of shares) by any Target Company;

(iii)                               any management or service fees, directors’ fees or monitoring fees paid or incurred by any Target Company;

(iv)                              the waiver, deferral or release by any Target Company of any amount owed to that Target Company or any assumption or discharge of any liability (including in relation to any recharging of costs of any kind) by any Target Company;

(v)                                 the gross amount of any transaction or retention bonuses for any manager, employee, director or consultant of any Target Company nominated by a Seller or any of its Related Persons paid or payable in connection with the Proposed Transaction together with employer’s national insurance contributions thereon (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction);

(vi)                              any Sellers’ Transaction Costs (other than Sellers’ Disclosed Transaction Costs) attributable to or paid or incurred for the benefit of only that Seller or its Related Persons (but excluding for the avoidance of doubt the repayment of the Shareholder Debt);

(vii)                           any payment required in connection with the acquisition by a Target Company of the Rotonde sub-sea cable from the Sellers and/or their Affiliates in excess of €1,800,000 in aggregate (inclusive of any VAT payable thereon) (and Leakage under this paragraph (a)(vii) shall be deemed to be made to or on behalf of, or for the benefit of, the Majority Seller);

(viii)                        the purchase by or on behalf of any Target Company from any Seller, or any of their Related Persons, of any assets, rights or other benefits to the extent that such transfer is at more than market value;

(ix)                              the transfer by or on behalf of any Target Company to any Seller or any of their Related Persons of any assets, rights or other benefits to the extent that such transfer is at less than market value;

(x)                                 the creation of any Encumbrance in favour of any Seller or any of their Related Persons over any interest in any assets, rights or other benefits of any Target Company other than in the ordinary course;

(xi)                              any agreement or arrangement made or entered into by any Target Company to do or give effect to any matter referred to in (i) to (x) (inclusive) above;

(xii)                           any Emasan Consultant Tax Liabilities Excess (and Leakage under this paragraph (xii) shall be deemed to be made to or on behalf of, or for the benefit of, the Majority Seller); and

(xiii)                        any Tax payable by a Target Company in respect of or in consequence of any matter falling within sub-paragraphs (i) to (xii) above (and Leakage under this paragraph (xiii) shall be deemed to be made to or on behalf of, or for the benefit of, the relevant Seller or relevant Related Persons benefitting from the matter referred to in respect of which the Leakage under this paragraph (xiii) arises);

(b)                                 any of the following:

(i)                                     (A) any employer’s national insurance contributions (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction) payable by any Target Company and (B) any Tax required to be accounted for to any Tax Authority by any Target Company on behalf of a participant in the Restricted Share Plan (including income tax and employee national insurance contributions (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction)) where such Tax cannot be withheld from amounts due to or otherwise recovered from the relevant participant, in each case that arise in connection with the disposal by a participant in the Restricted Share Plan of A Beneficiary Shares, B Beneficiary Shares and/or C Beneficiary Shares pursuant to the Articles;

(ii)                                  the gross amount of any transaction or retention bonuses for any manager, employee, director or consultant of any Target Company paid or payable in connection with the Proposed Transaction together with employer’s national insurance contributions thereon (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction) (other than those falling within paragraph (a)(v) above);

(iii)                               any Sellers’ Transaction Costs (other than Sellers’ Disclosed Transaction Costs) attributable to or paid or incurred for the benefit of both Sellers or their Related Persons (but excluding for the avoidance of doubt the repayment of the Shareholder Debt);

(iv)                              the Reward Scheme Settlement Amount to the extent that it exceeds the amount notified to the Purchaser in the Closing Statement pursuant to clause 4.2(d);

(v)                                 any agreement or arrangement made or entered into by any Target Company to do or give effect to any matter referred to in paragraphs (i) to (iv) above; and

(vi)                              any Tax payable by a Target Company in respect of or in consequence of any matter falling within sub- paragraphs (i) to (v) above (except if and only to the extent that such Tax has been taken into account under paragraphs (i) to (v) above), but, in each case, does not include Permitted Leakage;

LIBOR means the display rate per annum of the offered quotation for deposits in Euros for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Locked Box Accounts means the unaudited consolidated financial statements of the Company and its subsidiary undertakings for the 3 months and 9 months ended on the Locked Box Accounts Date in the Agreed Form;

Locked Box Accounts Date means 30 September 2017;

Longstop Date has the meaning given in clause 5.10;

Lost Certificates Indemnity has the meaning given in paragraph (a) of Part A of Schedule 4;

Majority Seller means Emasan AG;

Minority Seller means Turbo Holdings Lux II Sarl;

Management Warranties has the meaning given in the Management Warranty Deed;

Management Warrantor has the meaning given in the Management Warranty Deed;

Management Warranty Deed means the management warranty deed entered into on or around the date hereof between the Management Warrantors and the Purchaser;

Material Closing Obligations has the meaning given in clause 6.6;

Net Adjustment Amount means the Adjustment Amount less the Shareholder Debt Interest Adjustment Amount;

Offering Document has the meaning given in section (m) of the Debt Financing Conditions;

Ordinary Shares means the A Ordinary Shares and the B Ordinary Shares;

Ordinary Shares Equity Value has the meaning given in clause 2.1(a);

Payee Party has the meaning given in clause 21.2;

Paying Party has the meaning given in clause 21.2;

Permitted Encumbrance means Third Party Rights arising in the ordinary course of business or by operation of law including security interests for Taxation and other governmental charges;

Permitted Leakage means the payments made, or to be made, by the Company or any other Target Company which are set out in Schedule 2 (Permitted Leakage);

Pre-Closing Period means the period from and including the date of this Agreement and ending immediately prior to Closing;

Preference Shares means the non-voting redeemable preference shares with a par value of €1.25 each in the capital of the Company which are designated as Preference Shares;

Preference Shares Equity Value has the meaning given in clause 2.1(b);

Price has the meaning given in clause 2.1;

Proposed Transaction means the transactions contemplated by the Transaction Documents;

Purchaser Guaranteed Obligations has the meaning given in clause 15.1;

Purchaser Group means the Purchaser and its Affiliates from time to time;

Purchaser Obligation means any representation, warranty, covenant to pay or undertaking to indemnify given by the Purchaser to the Sellers (or any of them) under this Agreement;

Purchaser’s Bank Account means the Purchaser’s bank account at Bank of America; account name GTTA LOCKBOX ACCOUNT; account number [      ]; (and/or such other account(s) as the Sellers and Purchaser may agree in writing);

Purchaser Warranties means the warranties given pursuant to clause 9 (Purchaser Warranties) and set out in Schedule 7 (Purchaser Warranties);

Regulation means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings;

Related Persons means:

(a)                                 with respect to the Majority Seller only, any person with whom the Emasan Consultant Arrangements were made; and

(b)                                 with respect to any person or Fund, any of the following:

(i)            any manager of such person or Fund (acting in his capacity as such);

(ii)           any Affiliate of such person or Fund (and in the case of any Fund, shall not include any portfolio investment of such Fund);

but provided always that, for the purposes of this Agreement, (i) no Target Company shall be or shall be deemed to be a Related Person of any Seller and (ii) no Seller shall be deemed to be a Related Person of any other Seller solely as a result of them being holders of shares in the capital of the Company;

Relevant Proportion means, with respect to each Seller, the percentage set out opposite its name in Schedule 1;

Relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax);

Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants, auditors, insurers and consultants of that Party and/or of its respective Affiliates;

Restricted Share Plan means the Interoute Communications Holdings S.A. Restricted Share Plan as amended from time to time and the Interoute Communications Holdings S.A. C Share Restricted Share Plan as amended from time to time;

Reward Scheme means the reward scheme defined by the Interoute Communications Holdings S.A. Reward Scheme Bonus Plan Scheme Rules (and its predecessor plans) as amended from time to time;

Reward Scheme Settlement Amount means the aggregate of the amount required to be paid by the Target Companies in order to discharge all amounts payable under the Reward Scheme on the Closing Date and the Reward Scheme Tax Liabilities Amount, as set out in the Closing Statement;

Reward Scheme Tax Liabilities Amount means any employer’s national insurance contributions (or any equivalent Tax arising in any relevant non-United Kingdom jurisdiction) in respect of amounts payable under the Reward Scheme);

Seller Obligation means any representation, warranty, covenant to pay or undertaking to indemnify given by the Sellers (or any of them) to the Purchaser under this Agreement;

Seller Warranties means the warranties given pursuant to clause 8 (Seller Warranties) and set out in Schedule 5 (Seller Warranties);

Sellers’ Account means such bank account(s) as the Sellers notify to the Purchaser in writing not less than five Business Days prior to Closing;

Sellers’ Transaction Costs means any professional fees, expenses or other costs paid or agreed to be paid or incurred or owing by any Target Company for the benefit of any Seller or any of its Affiliates in connection with the implementation of the Proposed Transaction since the Locked Box Accounts Date (including any VAT in respect of such costs, other than any VAT which is recoverable by any Target Company by repayment or credit), excluding any fees, expenses, prepayment costs and break fees comprised in the Bank Pay-off Amount;

Sellers’ Disclosed Transaction Costs means the Sellers’ Transaction Costs notified to the Purchaser in the Closing Statement in accordance with clause 4.2(i);

Share Plan Settlement Amount means the aggregate of the amount required to be paid by the Sellers in order to discharge all amounts payable in connection with the acquisition of the A Beneficiary Shares, B Beneficiary Shares and C Beneficiary Shares pursuant to clause 6.10(a) pursuant to the Restricted Share Plan;

Shareholder Debt means the aggregate amount required to be paid by the Target Companies in order to discharge all amounts outstanding under the Shareholder Loan on the Closing Date (including all amounts of principal and accrued interest);

Shareholder Debt Interest Adjustment Amount means the aggregate amount of accrued but unpaid interest under the Shareholder Loan in respect of the period between the date of this Agreement and the Closing Date (including both days);

Shareholder Debt Interest Amount has the meaning given in clause 4.2(j);

Shareholders’ Agreement means the subscription and shareholders’ agreement entered into between the Sellers and the Company on 5 September 2005 (as amended and restated from time to time);

Shareholder Arrangement means any current shareholder or employment or consultancy or directorship arrangements relating to any Target Company (including, without limitation, the Shareholders’ Agreement and the articles of association of the Company) and any nominee agreement relating to any of the Shares;

Shareholder Loan means the shareholders’ loan made by the Sellers to the Company pursuant to a shareholder loan agreement dated 8 March 2007 (as amended from time to time);

Shareholders’ Register has the meaning given in paragraph 3(a) of Part A of Schedule 4;

Shares means the Ordinary Shares and Preference Shares comprising the entire issued share capital of the Company and a reference to its Shares in the case of either Seller shall be to those Shares to be sold by him or her pursuant to this Agreement as set out in Schedule 1;

subsidiary undertaking has the meaning given in the Companies Act;

Surviving Provisions means 5.11, 16 (Costs), 17 (Announcements), 18 (Confidentiality), 19 (Assignment), 21 (VAT), 22 (Notices), 23 (Conflict with other Agreements), 24 (Whole Agreement), 25 (Withholdings and set-off), 26 (Waivers, Rights and Remedies), 28 (Variations), 29 (Invalidity), 30 (Third Party Enforcement Rights), 31 (Governing Law and Jurisdiction), Schedule 6 (Limitations on Liability) and Schedule 8 and (Definitions and Interpretation);

Target Companies means the Company and its subsidiary undertakings, and Target Company means any of them;

Tax or Taxation means: (a) taxes on gross or net income, profits and gains; and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, wealth, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes, and any national insurance or social security contributions, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

Tax Authority means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any liability to Tax or assess or collect any Tax;

Third Party Claim has the meaning given in paragraph 9 of Schedule 6;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Transaction Documents means this Agreement, the Management Warranty Deed, the Disclosure Letter and any other documents in Agreed Form;

Trustee means Computershare Trustees (Jersey) Limited;

Trustee’s Bank Account means the bank account of the Trustee, details of which shall be notified to by the Sellers to the Purchaser not less than five Business Days prior to Closing;

Unconditional Date has the meaning given in clause 5.8;

VAT means value added tax and any similar sales or turnover tax; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2.                                      Interpretation. In this Agreement, unless the context otherwise requires:

(a)                                 references to a person include any individual, firm, body corporate (wherever incorporated), the Sandoz Family Foundation, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)                                 references to a paragraph, clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(c)                                  headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)                                 references to any English law legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(e)                                  references to Euros or € are references to the lawful currency from time to time of the European Union;

(f)                                   for the purposes of applying a reference to a monetary sum expressed in Euros, an amount in a different currency shall be deemed to be an amount in Euros translated at the Exchange Rate at the relevant date (which, in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 6 (Limitations on Liability));

(g)                                  any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.                                      Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of any Seller or the Purchaser under this Agreement.

4.                                      Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.                                      Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 8 (Definitions and Interpretation) and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorised representatives of the Parties:

SIGNED	)	SIGNATURE:
for and on behalf of	)
EMASAN AG	)	NAME:

SIGNED	)	SIGNATURE:
for and on behalf of	)
TURBO HOLDINGS LUX II SARL	)	NAME:

SIGNED	)	SIGNATURE:
for and on behalf of	)
GTT AMERICAS, LLC	)	NAME:

SIGNED	)	SIGNATURE:
for and on behalf of	)
GTT COMMUNICATIONS, INC.	)	NAME:

By executing this Agreement, the Company (i) agrees to the terms of clause 13 of this Agreement and (ii) accepts and acknowledges the transfer of the Shares from the Sellers to the Purchaser and undertakes to record, on Closing, in the Shareholders’ Register and any other relevant registers the ownership rights of the Purchaser in respect of the Shares.

SIGNED	)	SIGNATURE:
for and on behalf of	)
INTEROUTE COMMUNICATIONS	)	NAME:
HOLDINGS S.A.	)